SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ELITE PHARMACEUTICALS, INC.
                           ---------------------------
                 (Name of small business issuer in its charter)

       DELAWARE                     2834                        22-3542636
       -------------------------------------------------------------------

(State or jurisdiction of (Primary Standard Industrial (I.R.S. Employer Identification
        incorporation or organization) Classification Code Number) No.)

           230 West Passaic Street, Maywood, NJ 07606 / (201)845-6611
           ----------------------------------------------------------
        (Address and telephone number of principal executive offices and principal place of business)

              Atul M. Mehta, President, Elite Pharmaceuticals,Inc.
            230 West Passaic Street, Maywood, NJ 07606 (201)845-6611
            (Name, address and telephone number of agent for service)

                                   Copies to:
                 Pender R. McElroy, James, McElroy & Diehl, P.A.
                 -----------------------------------------------
          600 South College Street, Charlotte, NC 28202 / (704)372-9870
          -------------------------------------------------------------

    Approximate  date of  proposed  sale to the public:  As soon as  practicable
                                                         -----------------------
after the effective date of this registration statement.
--------------------------------------------------------

    If this Form is filed to  register  additional  securities  for an  offering pursuant to Rule 462(b) under the  Securities  Act,  check the following box and
list  the  Securities  Act   registration   number  of  the  earlier   effective
registration statement for the same offering.                  [  ] ____________

    If this Form is a  post-effective  amendment  filed  pursuant to Rule 462(c)
under the  Securities  Act,  check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.                                                      [  ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[]

                        CALCULATION OF REGISTRATION FEE



                                                             Proposed              Proposed
                                                              Maximum               Maximum          Amount of
     Title of Each Class of            Amount to be       Offering Price           Aggregate       Registration
 Securities to be Registered(1)         Registered        per Security(2)         Offer Price           Fee

Common Stock, $.01 par value             2,200,000             $2.50                $5,500,000       $1,896.55
Class A Redeemable Common
   Stock Purchase Warrants              1,525, 000             $1.00                $1,525,000        $ 525.86
Common Stock, $.01 par
   value Underlying Class A
   Redeemable Common Stock
   Purchase Warrants(3)                  1,525,000             $2.50                $3,812,500       $1,314.66
Total Registration Fee (4):                 --                  --                         -- $3,737.07


(1) All Securities registered herein are held by Selling Security Holders; the Registrant is registering none of its own securities.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Based upon the price for which the Common Stock and Warrants were sold in a private placement conducted by the Registrant on October 30, 1997. The allocation of the offering price in the above described private placement between the shares of Common Stock and Warrants offered herein is purely arbitrary.
(3) Reserved for issuance upon exercise of the Class A. Redeemable  Common Stock
    Purchase Warrants.

(4) $3,737.07 has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT  SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY  STATES THAT THIS REGISTRATION  STATEMENT
SHALL  THEREAFTER  BECOME  EFFECTIVE  IN  ACCORDANCE  WITH  SECTION  8(A) OF THE
SECURITIES  ACT OF  1933  OR  UNTIL  THE  REGISTRATION  STATEMENT  SHALL  BECOME
EFFECTIVE ON SUCH DATE AS THE  COMMISSION,  ACTING PURSUANT TO SAID SECTION 8(A)
MAY DETERMINE.

                          ELITE PHARMACEUTICALS, INC.

                              CROSS REFERENCE PAGE

Registration Statement Item
   Number and Heading                                              Location in Prospectus

1.Front of Registration Statement and
    Outside Front Cover Page of Prospectus.........................Cover Page
2.Inside Front and Outside Back Cover Pages
    of Prospectus..................................................Inside Front and Outside Cover
3.Summary Information and Risk Factors.............................Summary; Risk Factors
4.Use of Proceeds..................................................Use of Proceeds
5.Determination of Offering Price..................................Cover Page; Risk Factors
6.  Dilution.......................................................Dilution
7.Selling Security Holders.........................................Selling Security Holders
8.Plan of Distribution.............................................Risk Factors, Selling Security Holders
9.Legal Proceedings................................................Business - Legal Proceedings
10.Directors, Executive Officers, Promotors
   and Control Persons.............................................Management
11.Security Ownership of Certain Beneficial
   Owners and Management...........................................Principal Stockholders
12.Description of Securities.......................................Description of Securities
13.Interests of Named Experts and Counsel..........................Experts and Counsel
14.Disclosure of Commission Position on
   Indemnification for Securities Act Liabilities..................Management
15.Organization Within Last Five Years.............................Business - Organization
16.Description of Business.........................................Business - Description
17.Management's Discussion and Analysis
   or Plan of Operation............................................Management's Discussion and Analysis
18.Description of Property.........................................Business - Property
19.Certain Relationships and Related Transactions..................Certain Transactions
20.Market for Common Equity and Related
   Stockholder Matters.............................................Cover Page; Principal Stockholders;
                                                                   Description of Securities; Risk  Factors
21.Executive Compensation..........................................Management
22.Financial Statements............................................Financial Statements
23.Changes in and Disagreements With Accountants
   on Accounting and Financial Disclosure..........................Not applicable


                              SUBJECT TO COMPLETION
Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   Subject to Completion, Dated July 14, 1998

                                   PROSPECTUS
                           ELITE PHARMACEUTICALS, INC.

                         3,725,000 VOTING COMMON SHARES
              (includes 1,525,000 Common Shares Underlying Class A Redeemable Common Stock Purchase Warrants)
              1,525,000 CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS

         This Prospectus covers an aggregate of 3,725,000 shares of the common stock of ("Common Stock"), $.01 par value, and 1,525,000 Class A Redeemable Common Stock Purchase Warrants ("Warrants") of Elite Pharmaceuticals, Inc. ("Elite Pharmaceuticals" or the "Company"), a Delaware corporation, on behalf of certain selling security holders of the Company ("Selling Security Holders"). Of the securities offered hereunder (i) 2,000,000 shares of Common Stock and 1,000,000 Warrants were heretofore issued in a private offering beginning on September 15, 1997 and ending on November 30, 1997 ("Private Placement"); (ii) 200,000 shares of Common Stock and 100,000 Warrants are issuable pursuant to warrants issued to the placement agent of the Private Placement ("Placement Agent Warrants"); (iii) 425,000 Warrants were issued in connection with the following private placements: (x) 250,000 Warrants issued to Bridge Ventures on July 14, 1998, (y) 100,000 Warrants issued to Saggie Capital on July 14, 1998, and (z) 75,000 Warrants issued to Jerome Belson on July 14, 1998; and (iv) 1,525,000 shares of Common Stock are issuable upon the exercise of the Warrants referred to in items (i) through (iii) above. See "Selling Security Holders." Only the 2,000,000 shares of Common Stock referred to in item (i) above are being registered to the current holders; the remaining items are being registered for resale, and the securities underlying the Warrants are not registered for sales to the purchasers of the Warrants. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.00 commencing November 30, 1997 and continuing until November 29, 2002. See "Description of Securities." The offering price will be determined by the Selling Security Holders. See "Selling Security Holders" "Plan of Distribution" and "Underwriting." The Company will receive proceeds only upon the exercise of the Warrants or the Placement Agent Warrants. If each Warrant and Placement Agent Warrant were exercised, the Company would receive $9,870,000.00. See "Use of Proceeds".

         Elite Pharmaceuticals applied on April 8, 1998 for quotation of the Common Stock and Warrants on the Nasdaq Bulletin Board. There can be no assurance that these securities will be approved for listing, or, if approved, that an active trading market will develop. See "Risk Factors."

 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The securities are being offered for cash as follows:
                                   Underwriting discounts  Proceeds to issuer
               Price to public(1)  and commissions(1)      or other persons(1)
Per Share of   unknown             unknown                 unknown
Common Stock   unknown             unknown                 unknown
Per Warrant    unknown             unknown                 unknown
Total


(1) The securities offered hereunder will be offered by the Selling Security Holders at market price; Elite Pharmaceuticals is unaware of any arrangements entered into between such Selling Security Holders and any broker or dealer, or underwriter. It is anticipated that the securities will be offered through the over the counter market.

Elite Pharmaceuticals intends to furnish its shareholders and holders of Warrants with annual reports containing audited financial statements, examined by an independent accounting firm, and such interim reports as it may determine to furnish or as may be required by law.

Where any document is incorporated by reference in the Prospectus but not delivered therewith, Elite Pharmaceuticals will undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon oral or written request of such person, a copy of any and all of the information incorporated by reference in the Prospectus (not including exhibits to the information incorporated by reference unless the exhibits are specifically incorporated by reference into the information that the Prospectus contains). Requests should be addressed to Catherine A. Barnes at (704) 372-9870.

Elite Pharmaceuticals is not currently a reporting company under the Securities Exchange Act of 1934, but upon approval of the Registration Statement will have a reporting obligation under Section 15(d) thereof and will file reports electronically pursuant thereto, and such reports will be available upon the Securities and Exchange Commission's web site, at http://www.sec.gov.

UNTIL 90 DAYS AFTER THE LATER TO OCCUR OF (i) THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT OR (ii) THE DATE ON WHICH THE SECURITIES REGISTERED HEREUNDER ARE BONA FIDE OFFERED TO THE PUBLIC, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY
                               ------------------

         The following summary is qualified in its entirety by the detailed information financial statements appearing elsewhere in this Memorandum. Each prospective investor is urged to read this Memorandum in its entirety. All statements other than statements of historical fact contained in this Memorandum are forward-looking statements. Forward-looking statements in this Memorandum generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or similar statements. Although Elite Pharmaceuticals believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements include the risks described under "Risk Factors." All forward-looking statements in this Memorandum are expressly qualified in their entirety by the cautionary statements in this paragraph.

         ON MARCH 30, 1998, ELITE PHARMACEUTICALS, INC. UNDERWENT A 1 FOR 2 REVERSE SPLIT OF ITS COMMON STOCK. ALL NUMBERS USED THROUGHOUT THIS PROSPECTUS, INCLUDING THOSE DESCRIBING EVENTS THAT OCCURRED PRIOR TO MARCH 30,
1998, REFLECT THIS 1 FOR 2 REVERSE SPLIT.

                                   THE COMPANY

         The business of Elite Pharmaceuticals, Inc. ("Elite Pharmaceuticals") is to own one hundred percent of the shares of Elite Laboratories, Inc.
("Elite Labs").   Therefore, before discussing the history of Elite
Pharmaceuticals, this Prospectus will first describe the history and nature of this wholly owned subsidiary.

                            ELITE LABORATORIES, INC.

         Elite Labs was incorporated in the State of Delaware on August 23, 1990. It engages in the research, development, licensing, manufacturing and marketing of both new and generic, controlled-release pharmaceutical products. Controlled drug delivery involves releasing a drug into the bloodstream or delivering it to a target site in the body over an extended period of time, or at predetermined times. Since its inception in 1990, Elite Labs has established a research and development laboratory and has developed six oral controlled release pharmaceutical products to varying stages of the development process. There is no assurance that any of Elite Labs's products will be approved by the United States Food and Drug Administration ("FDA"), be marketed, or be commercially viable products. Furthermore, there are no agreements in effect requiring the payment of royalties to Elite Labs, except under certain conditions, which may not be fulfilled. Elite Labs has also conducted several research and development projects on behalf of large pharmaceutical companies. These activities have generated only limited revenues to date.

                                                ELITE PHARMACEUTICALS, INC.

         Elite Pharmaceuticals is the successor to Prologica International, Inc. Prologica was incorporated in the State of Pennsylvania on April 20,1984. Following its incorporation and completion of its initial public offering in August 1988, Prologica did not possess any
significant assets or engage in any business other than searching for suitable acquisitions. Until it began discussions with Elite Labs in the spring of 1997 it had not identified any such acquisitions. In order to facilitate the acquisition of Elite Labs, Prologica undertook the following steps: (i) on October 9, 1997, it underwent a three-for-one reverse split of its issued and outstanding stock; (ii) on October 1, 1997, it caused the incorporation of a subsidiary, Elite Pharmaceuticals, Inc., a Delaware corporation ("Elite Pharmaceuticals"), into which it merged on October 28, 1997 in order to change its name and its state of incorporation; and (iii) on August 1, 1997, it caused the incorporation of a subsidiary, HMF Enterprises, Inc. ("HMF") with the intent that HMF would merge into Elite Labs, and thus effect the acquisition.

         The merger of Prologica with Elite Pharmaceuticals and the merger of Elite Labs with HMF were made in conjunction with a private offering of the common stock and warrants to purchase common stock of Prologica beginning on September 15, 1997 and continuing through November 30, 1997 (the "Private Placement"). Through the Private Placement new investors purchased 2,000,000 shares and 1,000,000 warrants of Elite Pharmaceuticals. Under the terms of the offering and merger agreements, Elite Labs and HMF merged on October 30, 1997, with Elite Labs surviving the merger. In the merger, each shareholder of Elite Labs received one share of Elite Pharmaceuticals for each share of Elite Labs that he or she owned.

         As of the date of the merger of Elite Labs and HMF (which was the date that Elite Pharmaceuticals acquired Elite Labs), Prologica had assets equal to $1,134 and a shareholder deficiency equal to $12,588; Elite Labs had assets equal to $114,521 and shareholder deficit equal to $135,479.

          In summation, as a result of the merger between Prologica and Elite Pharmaceuticals, Prologica changed its name to Elite Pharmaceuticals, Inc. and its state of incorporation to Delaware. As a result of the merger between Elite Labs and HMF, Elite Labs became the wholly owned subsidiary of Elite Pharmaceuticals. In addition, as a result of the mergers and the Private Placement, the former equity holders of Prologica received 450,000 shares (6%) of Elite Pharmaceuticals; the former equity holders of Elite Labs received 4,787,600 shares (66%) of Elite Pharmaceuticals, plus options or warrants to purchase an additional 1,175,000 shares; and new investors purchased 2,000,000 shares (28%) of Elite Pharmaceuticals, plus warrants to purchase an additional 1,000,000 shares. In addition, the placement agent received Placement Agent Warrants entitling it to purchase ten units, at $72,000 each, of 20,000 shares and 10,000 Warrants. In the private offering, the new investors invested a total of $6,000,000 in Elite Pharmaceuticals. A portion of these funds were used to pay the legal fees, filing fees and commissions associated with the private placement and mergers and the present registration, and the balance have been and will be used to fund certain capital improvements, research and development, and general operating expenses of Elite Labs.

         All of the numbers of shares, options and warrants referred to in the above paragraph and throughout this Prospectus reflect the March 1998 reverse split of Elite Pharmaceuticals.

         For purposes of convenience, Elite Pharmaceuticals and Elite Labs may be referred to collectively hereinafter as the "Company", however any references to the "Registrant" shall refer exclusively to Elite Pharmaceuticals.

Elite Pharmaceuticals' and Elite Labs' principal offices are located at 230 W. Passaic Street, Maywood, New Jersey 07607 its telephone number is (201) 845-6611.

                                  THE OFFERING

         Although this is the initial public offering of the stock of Elite Pharmaceuticals, the Company itself is issuing no securities. All of the securities registered in connection with this offering are currently held by, and will be offered by, current Selling Security Holders, or are subject to execution of Warrants currently held by Selling Security Holders. (See "Terms of the Offering", and "Description of Securities").

                             SECURITIES OUTSTANDING

         There are 7,237,613 shares of common stock of Elite Pharmaceuticals, Inc. ("Common Stock") issued and outstanding. In addition, there are Warrants and options outstanding to purchase an additional 2,875,000 shares of Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders". The Company will receive proceeds only upon the exercise of the Warrants or the Placement Agent Warrants by the holders thereof. See "Use of Proceeds".

                                  RISK FACTORS

         The Securities offered hereby are highly speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. Prospective investors should carefully review and consider the factors set forth under "Risk Factors" as well as all other information contained herein, before subscribing for any of the Securities.

                                 NASDAQ LISTING

         On April 8, 1998, Elite Pharmaceuticals applied to list the Common Stock and Warrants on the Nasdaq Bulletin Board. The Company will attempt to obtain the ticker symbol "ELIP". There can be no assurance that the Company will be approved for listing of these securities, or if approved, that it will be able to continue to meet the requirements for continued quotation or that a public trading factor will develop or be sustained. See "Risk Factors".

                                  RISK FACTORS
                                  ------------

         The securities offered hereby are highly speculative in nature and investment therein involves a high degree of risk. Therefore each prospective investor should consider very carefully the risks and speculative factors inherent in and affecting the business of, and investment in, Elite Pharmaceuticals prior to the purchase of any of the securities offered hereby, as well as all of the other matters set forth elsewhere in this Memorandum. Investors should be prepared to suffer a loss of their entire investment. Hereinafter Elite Pharmaceuticals and Elite Labs shall sometimes collectively be referred to as the "Company." The material risks and speculative factors involved are as follows:

         1.       Limited Operating History - Anticipated Future Losses.

         Since the inception in 1984, of Elite Pharmaceutical's predecessor, Prologica, neither Prologica nor Elite Pharmaceuticals has carried on any business or generated any revenues. Its sole source of income is income received through its ownership of Elite Labs. The Company expects to realize significant losses in the next year of operation. Since Elite Labs' inception in 1990, it has not generated any significant revenues. As of its fiscal year ended March 31, 1998, the Company has consolidated net assets of $4,641,868, stockholders' equity of $4,512,022, an accumulated earnings deficit of (2,396,759) and working capital of $4,301,289. The Company's operations are subject to all of the risks inherent in the establishment of a new commercial enterprise and the likelihood of the success of the Company must be considered in light of various factors, including working capital deficits, competition with established and well financed entities, anticipated negative cash flow in the period following completion of this offering, the absence of substantial written commitments for purchase of Elite Labs' services and the need for further development of the its products. The Company expects to continue to incur losses until it is able to generate sufficient revenues to support its operations and offset operating costs. There can be no assurance of revenues or of the Company's eventual profitability.

         2.     Significant Capital Requirements; Need for Additional Financing.

         The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, and after acquiring its new building facility, that it currently has sufficient operating capital to satisfy its contemplated cash requirements for its normal operating cycle. After such time, the completion of the Company's development activities will require significant funding other than that which is otherwise currently available to the Company, although the Company is currently negotiating a commercial line of credit and mortgage financing for the building facility with various institutions. The Company has no current arrangements with respect to sources of additional financing other than with respect to the potential exercise of the options and warrants currently outstanding. There can be no assurance that any of the warrants will be exercised or that other additional financing will be available to the Company on commercially reasonable terms, or at all. The inability of the Company to obtain additional financing, when needed, would have a material adverse effect on the Company, including possibly requiring the Company to curtail or cease its operations. To the extent that any future financing involves the sale of the Company's equity securities, the Company's then-existing stockholders' equity, including investors in this Offering, could be substantially diluted. On the other hand, to the extent the Company recurs indebtedness or otherwise issues debt securities, the Company will be subject to risks associated with indebtedness, including the risk that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on such indebtedness.

         3.       Possible Earlier Need for Additional Financing.

         In the event the Company's plans change, its assumptions change or prove to be inaccurate, or its cash flow proves to be insufficient to fund the Company's operations (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company would be required to seek additional financing sooner than anticipated. There can be no assurance that any of such warrants will be exercised or that the Company would be able to secure additional financing to fund its operations.

         4.       No Assurance of Successful Product Development.

         Elite Labs has not yet developed a product to the stage of generating commercial sales. While Elite Labs' President has successfully developed controlled release products for his prior employers, Elite Labs' research activities are characterized by the inherent risk that the research will not yield results which will receive FDA approval or otherwise be suitable for commercial exploitation.

         5.       No Assurance of Successful Licensing and Marketing.

         Initially, the Company plans to market its products, once developed, either directly or through agreements with third parties and by way of licensing agreements with other pharmaceutical companies. There can be no assurance that such third-party arrangements can be successfully negotiated or that any such arrangements, if available, will be on commercially reasonable terms. Even if acceptable and timely marketing arrangements are entered into, there can be no assurance that products developed by the Company will be competitive and profitable in the marketplace. Because the Company's clients will in many cases make all or many material marketing and other commercialization decisions regarding such products, a significant number of the variables that affect the Company's royalties and fees, and, in turn, profitability, are not exclusively within the Company's control. Achieving market acceptance for the Company's products and services requires additional funding for which a portion of the proceeds of this Offering have been allocated. The Company's business strategy is to expand its client relations for various new pharmaceutical products. However, to date, the Company has had only a limited number of clients. Implementation of the Company's growth will depend upon, among other things, the Company's ability to hire and retain skilled marketing personnel.

         6.       Government Regulation.

                  The design, development and marketing of pharmaceutical compounds are reviewed, and manufacturing facilities are inspected, by government regulatory agencies, including the United States Food and Drug Administration and comparable agencies in other countries (collectively "Agency"). The Company is unable to predict the effect that reviews by any Agency will have on the development, clinical testing, manufacturing, marketing or sale of its pharmaceutical products. Failure to obtain Agency approvals in a timely fashion or on the terms and with the scope or breadth contemplated by the Company could adversely affect the Company. In addition, in certain cases, the Company's license agreements for new formulations of pharmaceutical compounds may provide that the licensees, rather than the Company, are responsible for obtaining the Agency approval of new formulations. In such cases, the timing of the submission of applications for Agency approval and of any supplementary data requested by an Agency is not within the Company's control. Any delays in the submission of such applications and supplementary data requested could adversely affect the business of the Company. Continued growth in the Company's revenues and profits will depend, in large part if not exclusively, on successful introduction and marketing of products subject to Agency approval. There can be no assurance as to when or whether such approvals from such regulatory authorities will be received. See "Business-Governmental Regulation."

         7.       Competition.

         In recent years, an increasing number of pharmaceutical companies have become interested in the development and commercialization of products incorporating advanced or novel drug delivery systems. The Company expects that competition in the field of drug delivery will significantly increase in the future since smaller specialized research and development companies are beginning to concentrate on this aspect of the business. Some of the major pharmaceutical companies have invested and are continuing to invest significant resources in the development of their own drug delivery systems and technologies and some have invested funds in such specialized drug delivery companies. Many of these companies have greater financial and other resources as well as more experience than the Company in commercializing pharmaceutical products. Such companies may develop new drug formulations and products or may improve existing drug formulations and products more efficiently than the Company. While the Company's product development capabilities and patent protection may help the Company to maintain its market position in the field of advanced drug delivery, there can be no assurance that others will not be able to develop such capabilities or alternative technologies outside the scope of the Company's patents if any, or that even if patent protection is obtained, such patents will not be successfully challenged in the future.

         8.       Proprietary Technology: Unpredictability of Patent Protection.

         The Company's success, competitive position and amount of royalty income will depend in part on its ability to obtain patent protection in various jurisdictions related to the technologies, processes and products it develops. The Company may file patent applications seeking such protection. There can be no assurance that these applications will result in the issuance of patents(s), or if any patent(s) are issued, that litigation will not be commenced seeking to challenge such patent protection or that such challenges will fail. In addition, there can be no assurance that the scope and validity of the Company's patents will prevent third parties from developing similar or competing products. The expenses involved in litigation regarding patent protection or a challenge thereto can be significant and cannot be estimated by the Company.

         Furthermore, there can be no assurance that the Company's activities will not infringe on patents owned by others. The Company could incur substantial costs in defending itself in suits brought against it, or in suits in which the Company may assert, against others, claiming infringement of the Company's patents. There can be no assurance that the Company would possess sufficient funds to protect its patents from infringement. Should the products be found to infringe upon patents issued to third parties, the manufacture, use and sale of such products could be enjoined and the Company could be required to pay substantial damages. In addition, the Company may be required to obtain licenses to patents, or other proprietary rights of third parties, in connection with the development and use of the Company's products and technologies as they relate to other persons' technologies. No assurance can be given that any licenses required under any such patents or proprietary rights would be available on acceptable terms, if at all.

         The Company also relies, and will continue to rely, upon trade secrets and proprietary know-how, which it seeks to protect in part, by confidentiality agreements. The Company consistently requires its employees and potential business partners to execute confidentiality agreements prior to doing business with the Company, and it is currently a party to well over one hundred such agreements. Representative samples of such agreements are attached hereto. However, there can be no assurance that such employees or others, will maintain the confidentiality of such trade secrets or proprietary information or that trade secrets or proprietary know-how of the Company will not otherwise become known or be independently developed in such manner that the Company will have no practical recourse. See "Business-Patents."

         9.       Key Research Personnel.

         The Company is heavily dependent upon the scientific expertise of Dr. Atul M. Mehta, President and CEO of Elite Pharmaceuticals and Elite Labs. Although Elite Labs now employs and will in the future continue to employ other qualified scientists, as of the date of this Prospectus, only Dr. Mehta has the advanced knowledge, knowhow and track record of having successfully developed controlled-release products for other companies. The loss of Dr. Mehta's services would have a material adverse effect on the Company's business. Therefore, Elite Labs entered into a five-year employment contract with Dr. Mehta which ends on December 31, 2000. The key terms of the agreement are a salary currently set at $200,000 with provisions for annual increases, incentive commissions, a discretionary bonus, health insurance, and term life insurance for the benefit of Dr. Mehta's family. Additionally, Elite Labs has obtained insurance coverage with respect to Dr. Mehta's life in an amount of $1,000,000, payable to the Company. The details of these arrangements are described in detail in "Management."

         10.      Lack of Trading Market.

         Purchasers of the securities offered hereby must be aware of the long-term nature of their investment and be able to bear the economic risks of their investment for an indefinite period of time. No trading market exists for the Common Stock or Warrants, although those shares of Elite Pharmaceuticals' Common Stock held by the former shareholders of Prologica are currently listed for trading in the over-the-counter market in the National Quotation Service Bureau "pink sheets". A limited market for the securities offered hereunder may develop on the over-the-counter bulletin board, although there can be no assurance of such an occurrence. Even if such a market developed, it would still be more difficult for an investor to dispose of, or to obtain quotations as to, the price of the Common Stock than a security traded on a national securities exchange.

11.      Nasdaq Listing Requirements.

         The Registrant has applied for a listing Nasdaq Bulletin Board ("Nasdaq") for the Common Stock and Warrants. The Registrant has not yet received a final decision from the NASD regarding its request for listing, and there can be no assurance that it will obtain such listing. Nasdaq has recently proposed amendments to its rules increasing listing eligibility and maintenance criteria. Existing eligibility criteria for inclusion on Nasdaq require, among other things, the following: (i) that an issuer have total assets of $4 million, market capitalization of $50 million or net income of $750,000; (ii) public float of $1 million; (iii) a minimum bid price of $4.00 per share; (iv) a minimum of 300 shareholders and (v) either an operating history of 1 year or market capitalization of $50 million. The Company does not currently meet these requirements.

         12.      Penny Stock Regulation.

         The trading of the Company's Common Stock, if any, will be subject to Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rule, brokers-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share. The Commission has adopted regulations that generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Such exceptions include equity securities listed on Nasdaq and equity securities issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk of disclosure schedule explaining the penny stock market and the risks associated therewith. Elite Pharmaceuticals' Common Stock is currently a penny stock as defined in the Exchange Act and as such, the market liquidity for the Common Stock will be limited to the ability of broker-dealers to sell the Common Stock in compliance with the above-mentioned disclosure requirements.

         13.      Outstanding Warrants and Options.

         There are outstanding warrants and options to purchase an aggregate of 2,875,000 shares of Common Stock for prices ranging from $2.00 to $7.00, for a weighted average offering price of $4.55. Of these options and warrants, 1,331,250 are held by officers, directors and/or five-percent shareholders. To the extent that outstanding warrants or options are exercised, dilution of the interests of Elite Pharmaceuticals' stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity may be adversely affected since the holders of the outstanding warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain capital on terms more favorable to the Company than those provided by such securities.

         14.      No Dividends.

         Elite Pharmaceuticals has not paid any cash dividends to date and does not expect to pay cash dividends in the foreseeable future.

         15.      Potential Anti-Takeover Effects of Delaware Law.

         Certain provisions of Delaware law could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial to the interests of the shareholders. These provisions include
Section 2.03 of the Delaware General Corporation law. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.

         16.  Arbitrary Offering Price.

         The Securities offered hereunder will be offered by the Selling Security Holders at a price or prices to be determined by such Selling Security Holders. The Company does not know that the offering price of the Common Stock and Warrants will be; the offering price will be arbitrarily determined by the Selling Security Holders and will bear no relation to Elite Pharmaceuticals' book value, assets, or any other objective criteria of value. There can be no assurance that the Securities offered hereby can be resold at or near the offering price. In addition, the exercise price of the Warrants bears no relation to Elite Pharmaceuticals' book value, assets, or any other objective criteria of value. The Company does not know whether all, or even any, of the Selling Security Holders will sell their securities, or when they will do so. See "Selling Security Holders" and "Plan of Distribution".

         17. Limitation on Personal Liability of Directors.

         The Articles of Incorporation and Bylaws of the Company contain provisions reducing the potential personal liability of the directors of the Company for certain monetary damages and providing for indemnity of directors. The Company is unaware of any present, pending or threatened litigation which would result in any liability for which a director would seek such indemnification or protection. The provisions affecting personal liability provide that the Company will indemnify its directors to the fullest extent permitted by Section145 of the Delaware Corporation Law against (a) expenses (including attorney's fees) reasonably incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and appeal therefrom) against any director, whether or not brought by or on behalf of the Company seeking to hold the director liable by reason of the fact that he was acting in such capacity; and (b) any reasonable payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement in such action, suit or proceeding. In that respect, the provisions diminish the potential right of action which might otherwise be available to shareholders by affording indemnification by the Company against most damages and settlement amounts paid by a director.

         18.      Product Liability.

         The design, development and manufacture of the Company's Products involve an inherent risk of product liability claims. The Company has applied for, but has not yet received, product liability insurance. A successful claim against the Company could have a material adverse effect upon the Company's results of operations and financial position to the extent the Company does not have such coverage. To the best of the Company's knowledge, no claim has been made against the Company as of July 14, 1998.

         19.      Forward Looking Statements.

         All statements other than statements of historical fact contained in this Memorandum are forward-looking statements. Forward-looking statements in this Memorandum generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or similar statements. Although Elite Pharmaceuticals believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements include the risks described hereinabove. All forward-looking statements in this Memorandum are expressly qualified in their entirety by the cautionary statements in this paragraph.

         20.      Control by Directors.

         There are currently 7,237,613 shares of Company stock issued and outstanding, as well as options and warrants to purchase an additional 2,875,000 shares. Of the shares issued and outstanding, officers and/or directors of the Company hold 1,887,600 shares (26%), and options or warrants to purchase an additional 895,214 shares. If every holder of an option or warrant exercised his or her rights under such option or warrant, there would be 10,112,600 shares issued and outstanding, of which the officers and directors of the Company would own 2,782,814, or 28 percent. However, if only the officers and directors exercised such rights, there would be 8,132,814 shares issued and outstanding, of which the officers' and directors' 2,782,814 shares would equal 34 percent.

                            SELLING SECURITY HOLDERS
                            ------------------------

         Any securities offered and sold pursuant hereto will be offered and sold from time to time by existing security holders of the Company ("Selling Security Holders") for their own accounts. The securities offered may be sold directly by the Selling Security Holders; alternatively, the Selling Security Holders may offer such securities through underwriters, dealers or agents. The distribution of securities by Selling Security Holders may be effected in one or more transactions that may take place on the over-the-counter market, including broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales of securities. The Selling Security Holders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

         At the time a particular offer of securities is made by a Selling Security Holder, the Selling Security Holder must, to the extent required by law, deliver a prospectus setting forth the number of shares being offered, and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Security Holder, and any discounts, commissions, or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public. The Selling Security Holders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the time of purchases and sales by the Selling Security Holders.

         The following table shows the names of Selling Security Holders, along with any material relationships such security holders have or have had with the Company and the amount of securities held by such security holder and available to be offered.

          Column A shows the name of the Selling Security Holder; Column B describes any positions or offices held by the Selling Security Holder within the last three years with the Company, its predecessor or its affiliates; Column C shows number of Shares being offered that are owned by the Security Holder prior to the offering; Column D shows the number of Warrants being offered that are owned by the Selling Security Holder. As used in the preceding sentence "Shares" means shares of Common Stock of Elite Pharmaceuticals, Inc., and "Warrants" mean Class A Redeemable Common Stock Purchase Warrants, each warrant entitling the holder to purchase one share of Common Stock at an exercise price of $6.00 exercisable for five years from November 30, 1997. As stated above, the Company does not know which, if any, Security Holders will be offering their securities for sale, when they intend to do so, or what percentage of their securities will be offered.



(See Note 1 for method used in calculating securities held.)

Securities issued in Private Placement.
---------------------------------------

            A.                     B.                C.            D.             E.           F.           G.
                                                     # of         Percent         # of         Total      Percent
                                  Positions          Shares         of          Warrants       # of         of
Name of Security Holder           Held               Owned         Owned          Owned     Securities     Total

Maurice J. Abadi                   None              10,000          *           5,000       15,000          *
Robert G. Ackerly                  None              10,000          *           5,000       15,000          *
Hymie Akst                         None              10,000          *           5,000       15,000          *
Joan F. Albrecht                   None              10,000          *           5,000       15,000          *
All American Funding               None              20,000          *          10,000       30,000          *
David Altschuler                   None              10,000          *           5,000       15,000          *
The Aquidneck Trust, Marielle
   T. Reilly and Michael
    Plunkett TTEES                 None              20,000          *          10,000       30,000         *
   Marcel Aronheim                 None              20,000          *          10,000       30,000          *
Joan Rich Baer, Inc. Pension
   Plan and Trust  U/A/D 1/1/78,
   Joan Rich Baer and Arthur
   Bugs Baer TTEE                  None              20,000          *          10,000       30,000          *
Robert W. Baird & Co.
    TTEE, FBO Albert L.
     Saphier IRA                   None              20,000          *          10,000       30,000          *
Mayer Ballas, M.D.                 None              10,000          *           5,000       15,000          *
Norman Barrie and Laurel Barrie    None              10,000          *           5,000       15,000          *
B&B Management, Ltd.               None               52,000         *          26,000       78,000        1.5%
Jerome Belson                      None             140,000         2%          70,000      210,000       Note 2
Susan J. Bender                    None              20,000          *          10,000       30,000          *
Birchcrest Industries, Inc.
   Employee Profit
   Sharing Plan and Trust          None              10,000          *           5,000       15,000          *
Harvey Blitz                       None              20,000          *          10,000       30,000          *
Dr. Daniel Scott Brandwein         None              10,000          *           5,000       15,000          *
Bridge Ventures, Inc.              See Note 1        50,000          *          25,000       75,000       Note 3
Susan Brauser                      None              10,000          *           5,000       15,000          *
Michael E. Bushey DDS Inc.
   Profit Sharing Trust            None              10,000          *           5,000       15,000          *
C. Ames Byrd and
   Donna M. Byrd, JT               None              10,000          *           5,000       15,000          *
Joseph Michael Cafiero and
   Veronica Walsh Cafiero JT       None               5,000          *           2,500        7,500          *
McDonald & Company
   Securities, Inc.  FBO Frank
   B. Carr IRA                     None              30,000          *          15,000       90,000          *
Chillington Corporation N.V.       None              70,000          *          35,000      105,000          *
Alan R. Cohen                      None              10,000          *           5,000       15,000          *
Israel Cohen                       None              10,000          *           5,000       15,000          *
Phyllis J. Cohen                   None               5,000          *           2,500        7,500          *


                                       14





Irving W. Davies                   None               5,000          *           2,500        7,500          *
Ronny Lee Doran                    None               5,000          *           2,500        7,500          *
Joseph A. Dussich                  None              20,000          *          10,000       30,000          *
Sidney Dworkin                     None              20,000          *          10,000       30,000          *
Anita Elias Living Trust, Anita
 and Jack Elias, TTEES             None              10,000          *           5,000       15,000          *
Dr. Edward R. Falkner, Inc.
   Profit Sharing Trust            None              10,000          *           5,000       15,000          *
Alan Feldman                       None              10,000          *           5,000       15,000          *
Cary Fields                        None              40,000          *          20,000       60,000          *
Stuart Flaum                       None              10,000          *           5,000       15,000          *
F&N Associates, Inc.               None                6,667         *           3,333       10,000          *
Gary W. Funk                       None              20,000          *          10,000       30,000          *
Joseph Giamanco                    None              80,000       1.5%          40,000      120,000         2%
Lawrence and Diane Gorelick        None              20,000          *          10,000       30,000          *
Edward A. Harycki                  None              10,000          *           5,000       15,000          *
Hasenfield-Stein, Inc.
   Pension Trust                   None                6,667         *           3,333       10,000          *
Delaware Charter Gurantee
   & Trust Co. FBO Ronald I.
   Heller IRA                      None              15,000          *           7,500       45,000          *
Richard A. Horstmann               None              40,000          *          20,000       60,000          *
Intergalactic Growth Fund, Inc.    None              40,000          *          20,000       60,000          *
Barbara Kantor                     None              10,000          *           5,000       15,000          *
Robert Karsten, D.D.S.             None              20,000          *          10,000       30,000          *
Richard Katz                       None              10,000          *           5,000       15,000          *
E. Gerald Kay                      None              20,000          *          10,000       30,000          *
Kentucky National Ins. Co.         None              10,000          *           5,000       15,000          *
Keys Foundation                    None              80,000       1.5%          40,000      120,000         2%
Ali H.  Khin  and
    Mariam K. Ohn                  None              20,000          *          10,000       30,000          *
Ernest Howard King, Jr.            None              10,000          *           5,000       15,000          *
Marvin Kogod  and
    Muriel Kogod JTWROS            None              10,000          *           5,000       15,000          *
Jay Lieberman                      None              20,000          *          10,000       30,000          *
Andrew Licari                      None              20,000          *          10,000       30,000          *
James Lynch                        None              10,000          *           5,000       15,000          *
Leonard Makowka                    None              40,000          *          20,000       60,000          *
Virginia Meade                     None               5,000          *           2,500        7,500          *
Beno Michel M.D. Trust             None              10,000          *           5,000       15,000          *
Harold Miller                      None               10,000         *           5,000       15,000          *
Farrell Moore and
   Ann Moore JT                    None              10,000          *           5,000       15,000          *
Gee Gee Morgan                     None               5,000          *           2,500        7,500          *
Morgan Steel Limited               None              40,000          *          20,000       60,000          *
Delaware Charter Guarantee
   & Trust Co. FBO David S.
   Nagelberg IRA                   None              15,000          *           7,500       22,500          *
Daniel Orenstein                   None              28,000          *          14,000       42,000          *
Donald Orenstein                   None              10,000          *           5,000       15,000          *


                                       15

Seymour Orenstein                  None              16,000          *           8,000       24,000          *
The Chandrakant and
    Krishna Patel Family
    Trust Dtd. 8/25/92             None              20,000          *          10,000       30,000          *
Sanjay K. Patel                    None              20,000          *          10,000       30,000          *
Vijay Patel                        None              30,000          *          15,000       90,000          *
James M. Persky                    None               5,000          *           2,500        7,500          *
Stephen J. Posner                  None              20,000          *          10,000       30,000          *
Delaware Charter Guaranty
   Trust TTEE FBO
    Paul Prager IRA                None              30,000          *          15,000       45,000          *
Tis Prager                         None              20,000          *          10,000       30,000          *
R. Capital II, Ltd.                None              40,000          *          20,000       60,000          *
Kenneth M. Reichle, Jr.            None              10,000          *           5,000       15,000          *
Fahnestock & Co., Inc.
C/F Gerald Richter IRA             None              10,000          *           5,000       15,000          *
R&J Trust Dtd. 7/1/93,
   Roger P. Siegel and
   Joan K. Siegel TTEES            None              20,000          *          10,000       30,000          *
Kenneth M. Robbins                 None              10,000          *           5,000       15,000          *
Wayne Robbins                      None              20,000          *          10,000       30,000          *
Joseph Roselle                     None              40,000          *          20,000       60,000          *
Carl Rosen                         None              20,000          *          10,000       30,000          *
Robert M. Rosin                    None              10,000          *           5,000       15,000          *
Harvey L. Ross                     None              20,000          *          10,000       30,000          *
Irving Russo                       None              10,000          *           5,000       15,000          *
Rutgers Casualty Ins. Co.          None              10,000          *           5,000       15,000          *
Ronald Schaffer                    None              24,000          *          12,000       36,000          *
Harry Schwartz                     None              10,000          *           5,000       15,000          *
Mark Schwartz                      None              10,000          *           5,000       15,000          *
Merton J. Segal                    None              20,000          *          10,000       30,000
Nrman Seiden                       None              40,000          *          20,000       60,000          *
Robert Shiff                       None              10,000          *           5,000       15,000          *
Barbara Snyder                     None              20,000          *          10,000       30,000          *
Nachum Stein                       None                6,667         *           3,333       10,000          *
Myron M. Teitelbaum, M.D.          None               5,000          *           2,500        7,500          *
Edmund Tennenhaus                  None              20,000          *          10,000       30,000          *
Tissera Overseas Fund N.V.         None              20,000          *          10,000       30,000          *
Robert and Sarah Wax               None              20,000          *          10,000       15,000          *

Securities Underlying Placement Agent Warrants
----------------------------------------------

Norman Gottlieb                    Note 4             52,290         *          26,145       78,435        1.5%
Dino Liso                          None               52,290         *          26,145       78,435        1.5%
First Montauk Securities Corp.     None               29,240         *          14,620       43,860          *
Ameriprop, Inc.                    None               18,340         *           9,170       27,510          *
Cantella & Company, Inc.           None                4,520         *           2,260        6,780          *
Lawrence Zaslow                    None               12,600         *           6,300       18,900          *
Nathan Low                         None                5,400         *           2,700        8,100          *
Susan Bender                       None                1,500         *             750        2,250          *

                                       16






M.H. Meyerson                      None                2,240         *           1,120        3,360          *
Z/A Associates                     None                5,400         *           2,700        8,100          *
Comprehensive Capital              None                1,500         *             750        2,250          *
First National Fund Corp           None                6,000         *           3,000        9,000          *
Stephen J. Posner                  None                4,740         *           2,370        7,110          *
Donald Orenstein                   None                2,380         *           1,190        3,570          *
Benjamin Leifer                    None                1,184         *             592        1,776          *
Southwall Capital                  None                  296         *             148          444          *
To be determined  (Note 5)         None                   80         *              40          120          *

Other Private Placements.
-------------------------

Jerome Belson                      None                    0         *          75,000       75,000       Note 2
Bridge Ventures                    Note 6                  0         *         250,000      250,000       Note 3
Saggi Captial Corporation          Note 7                  0         *         100,000      100,000        1.5%

* Less than 1%

Note 1. For purposes of computing the percentage of securities held by each person, any security which such person or persons has the right to acquire within sixty days of March 31, 1998 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
Percentages are rounded up to the nearest one-half percent.

Note 2. When Belson's holdings under the Private Placement are added with his warrants issued July 14, 1998, he owns 4.0% of the total issued and outstanding securities.

Note 3. When Bridge Ventures' holdings under the Private Placement are added with warrants issued July 14, 1997, it owns 3.5% of the total issued and outstanding securities.

Note 4: Norman Gottleib is a principal of Normandy Securities, which is a consultant under terms of a Consulting Agreement entered into between Elite Laboratories, Inc. and Normandy Securities, Inc., dated as of October 31, 1997, and effective through October 31, 1998. Under the terms of said agreement, Normandy Securities, Inc. provides to Elite Labs consulting services relating to corporate finance in exchange for monthly payments of $3,000.

Note 5. A total of ten Placement Agent Warrants (granting in the aggregate the right to purchase 200,000 Shares and 100,000 Warrants) were issued to Normandy Securities, Inc. ("Normandy Securities"), the placement agent for the private placement. Normandy Securities allocated the Placement Agent Warrants among the broker-dealers involved in the Private Placement. The numbers reflected above are the numbers as reported by counsel for Normandy Securities; however, they represent the right to purchase in the aggregate 199,920 Shares and 99,960 Warrants. The difference has been reflected by the entry "Uncertain".

Note 6: Consultant under terms of Consulting Agreement entered into between Elite Laboratories, Inc. and Bridge Ventures, Inc., dated as of August 1,
1997, and assumed by Elite Pharmaceuticals, Inc. as of November 7, 1997.

Note 7: Consultant under terms of Consulting Agreement entered into between Elite Laboratories, Inc. and Saggi Capital Corporation, dated as of
August 1, 1997, and assumed by Elite Pharmaceuticals, Inc. as of November 7,
1997.

                                 USE OF PROCEEDS
                                 ---------------

         The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders". The Company will receive proceeds only upon the exercise of the Warrants or the Placement Agent Warrants by the holders thereof. If all of the Warrants (other than those underlying the Placement Agent Warrants) are exercised (each Warrant entitling the holder thereof to purchase one share of Common Stock at 6.00 per share), the proceeds generated therefrom will be $8,550,000. If all the Placement Agent Warrants are exercised (each Placement Agent Warrant entitling the holder thereof to purchase 20,000 shares of Common Stock and 10,000 Warrants for $72,000), the proceeds therefrom will be $720,000. If, subsequent to the exercise of the Placement Agent Warrants, the holders of the underlying Warrants exercise such warrants, the proceeds therefrom will be $600,000. There can be no assurance as to when, if ever, any or all of such securities will be exercised. Proceeds, if any, received from the exercise of the Warrants, Placement Agent Warrants and Warrants underlying the Placement Agent Warrants will be used for working capital requirements and other general corporate purposes.


                                    DILUTION
                                    --------

         There will be no dilution of the book value of the Common Stock since no additional shares are being issued as a result of this offering. There are outstanding options and warrants not offered hereunder which entitle the holders thereof to purchase shares of Common Stock at exercise prices ranging from $2.00 to $7.00; exercise of such options or warrants by the holders thereof may dilute the book value of the Common Stock if such warrants or options are exercised at a time when the book value of the Common Stock exceeds the exercise price.


                              PLAN OF DISTRIBUTION
                              --------------------

         Any securities offered and sold pursuant hereto will be offered and sold from time to time by Selling Security Holders for their own accounts. The securities offered may be sold from directly by the Selling Security Holders, or the Selling Security Holders may offer such securities through underwriters, dealers or agents. The distribution of securities by Selling Security Holders may be effected in one or more transactions that may take place on the over-the-counter market, including broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated fees or commissions may be paid by the Selling Security Holders in connection with such sales of securities. The
Selling Security Holders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

              At the time a particular offer of securities is made by a Selling Security Holder, the Selling Security Holder must, to the extent required by law, deliver a prospectus setting forth the number of shares being offered, and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Security Holder, and any discounts, commissions, or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public. The Selling Security Holders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the time of purchases and sales by the Selling Security Holders.


         The Company is unaware of securities being offered other than for cash. No Selling Security Holder has the right to designate any of the Company's Board of Directors. No persons are or have been indemnified against liability arising under the Securities Act with respect to this offering of the Common Stock and Warrants, except to the extent that the Articles of Incorporation and Bylaws of the Company indemnify the members of its Board of Directors generally against civil, criminal and administrative actions against any director by reason of action taken by such person in his or her capacity as director. (See "Risk Factors - Limitation on Personal Liability of Directors"). The Company is unaware any contracts that any Selling Security Holder may have entered into with any dealer, underwriter or finder, or of any passive market making activity being contemplated or undertaken by any Selling Security Holder.

         Pursuant to the provisions under the Exchange Act and the rules and regulations thereunder, any persons engaged in a distribution of the Common Stock offered by this Prospectus may not simultaneously engage in market making activities with regard to the Common Stock of the Company during applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holders.

                                   MANAGEMENT
                                   ----------

Identification of Directors and Executive Officers.
---------------------------------------------------

The directors and executive officers of the Elite Pharmaceuticals and Elite Labs are identical, and are:

     Name                    Age    Position
     ----                    ---    --------
     Atul M. Mehta           49     President, Chief Executive Officer
                                    and Director
     Barri M. Blauvelt       44     Director
     John W. Jackson         53     Director
     Mark Gittelman          38     Treasurer

         Atul M. Mehta has been a director of Elite Labs since its inception in 1990, and a director of Elite Pharmaceuticals since 1997. Barri Blauvelt has served as a director of Elite Labs since 1992, and as a director of Elite Pharmaceuticals since 1997. John Jackson has served as a director of Elite Labs since 1995, and as a director of Elite Pharmaceuticals since 1997. There are no arrangements between any director or executive officer and any other person, pursuant to which the director or officer is to be selected as such. There is no family relationship between the directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

         Dr. Mehta, the founder of Elite Labs, has been employed as the President of Elite Labs since 1990, and President of Elite Pharmaceuticals since 1997. Prior to that, he was Vice President at Nortec Development Associates, a company specializing in the development of food, pharmaceutical and chemical specialty products, from 1984 to 1989. From 1981 to 1984, he was associated with Ayerst Laboratories, a division of American Home Products Corporation in the solids formulation section as Group Leader. His responsibilities included development of formulations of ethical drugs for conventional and controlled-release dosage forms for both USA and international markets. He received his B.S. degree in Pharmacy with honors from Shivaii University, KoIhapur, India, and a BS, MS, and a Doctorate of Philosophy in Pharmaceutics from the University of Maryland in 1981. Other than Elite Labs, no company with which Mr. Mehta was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Barri M. Blauvelt, Director of Elite, has been employed since 1983 as the President of Innovara, Inc., a company engaged in pharmaceutical marketing and management. Prior to forming Innovara, Inc. in 1983, Mrs. Blauvelt had ten years of marketing and management experience at Pfizer (USA) and American Cyanamid Company (International). Mrs. Blauvelt holds an MBA in Marketing from Columbia University, and was an instructor in the Pharmaceutical Degree Program, Graduate School of Business, at Farleigh Dickensen University. Other than Elite Labs, no company with which Ms. Blauvelt was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

John W. Jackson, Director of Elite, is Chairman and CEO of Celgene Corporation, a reporting company under the Securities Exchange Act (Nasdaq:CELG), and has been employed as such since 1996. Celgene Corporation uses proprietary expertise in small molecule chemistry to serve the pharmaceutical, agricultural and allied industries. From 1991 to 1996 he was President of Gemini Medical, a company engaged in providing consulting to medical companies, inventors and investors. From 1986 to 1991 he was President of Medical Device Division of American Cyanamid Company and from 1978-1986 he was VP International for Medical Products. From 1971-1978 he worked for Merck & Company in international marketing. Mr. Jackson obtained an MBA from the European Institute of Business Administration, France, a BA in Political Science from Yale University and graduated from Gordonstoun School in Scotland. Other than Elite Labs, no company with which Mr. Jackson was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Mark Gittelman, CPA, Treasurer of Elite, is the President of Goldman & Gittelman, P.C., an accounting firm. Prior to forming Goldman & Gittelman in 1984, he worked as a certified public accountant with the international accounting firm of KPMG Peat Marwick, LLP. Mr. Gittelman holds a B.S. in accounting from New York University, and is currently completing his Masters of Science in Taxation at Farleigh Dickinson University. He is a Certified Public Accountant licensed in New Jersey and New York, and is a member of the American Institute of Certified Public Accountants ("AICPA"), the Securities and Exchange Practice Section of the AICPA, and the New Jersey State and New York States Societies of CPAs. Other than Elite Labs, no company with which Mr. Gittelman was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

Involvement in Certain Legal Proceedings.
-----------------------------------------

No director, executive officer, or person nominated to become an executive officer or director, or control person has been the subject of any of the following actions taken during the past ten years and not subsequently reversed, suspended, vacated, annulled or otherwise rendered of no effect: (a) bankruptcy or insolvency proceedings as described in Reg.
Section 228.401(d)(1)(i); (b)  criminal proceedings  as  described  in  Reg.
Section 228.401(d)(1)(ii); (c) civil or administrative proceedings as described in Reg. Section 228.401(d)(1)(iii); or (d) self-regulatory organization proceedings as described in Reg. Section 228.401(d)(1)(i).

Disclosure Of Commission Position On Indemnification For Securities Act
-----------------------------------------------------------------------
Liabilities.
------------

         The Articles of Incorporation and Bylaws of the Company contain provisions reducing the potential personal liability of the directors of the Company for certain monetary damages and providing for indemnity of directors. The Company is unaware of any present, pending or threatened litigation which would result in any liability for which a director would seek such indemnification or protection. In addition, the Company has applied for directors and officers liability insurance, but has not yet received such coverage.

         The provisions affecting personal liability provide that the Company will indemnify its directors to the fullest extent permitted by Section 145 of the Delaware Corporation Law against (a) expenses (including attorney's fees) reasonably incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and appeal therefrom) against any director, whether or not brought by or on behalf of the Company seeking to hold the director liable by reason of the fact that he was acting in such capacity; and (b) any reasonable payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement in such action, suit or proceeding. In that respect, the provisions diminish the potential right of action which might otherwise be available to shareholders by affording indemnification by the Company against most damages and settlement amounts paid by a director.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Compensation.
-------------

Summary Executive Compensation Table for years 1995, 1996 and 1997.
-------------------------------------------------------------------

      a                 b           c          d            e           f            g            h          i
  Name and          Calendar      Base       Bonus        Other    Restricted   Securities      LTIP     All other
  principal          Year(1)     Salary                  Annual       stock     Underlying     payouts    compen-
  position                                               Compen-     awards      options                  sation
                                                         sation

Atul M. Mehta         1997      $180,000      $0       $1,795 (2)      --          545,214(4)    --         --
  President           1996      $165,000      $0       $1,795 (2)      --          100,000       --         --
                      1995      $150,000      $0       $  870 (3)      --          _________     --         --

(1) Dr. Mehta's compensation is paid on a calendar year basis. The Company's fiscal year is from April 1 through March 31. (2) Represents use of a company car, and premiums on life insurance Dr. Mehta's life for the benefit of his wife paid by the Company. (3) Represents premiums on life insurance Dr. Mehta's life for the benefit of his wife paid by the Company. (4) 400,000 of the above options were initially to vest at the rate of 100,000 per year each year from 1996 through 2001; however, upon completion of the Private Placement, they became 100% vested; the remaining 125,000 options were initially to vest at the rate of 41,667 per year for each year from 1997 through 1999; however upon completion of the Private Placement, they became 100% vested.

Executive Option Grants Table for fiscal year ended March 31, 1998.
-------------------------------------------------------------------
       a                    b                         c                           d                    e
                  Number of Securities       % Grant Represents          Per-Share Exercise
     Name          Underlying Options      of Options to Employees          or Base Price       Expiration date

Atul M. Mehta            420,214(1)                 100%                        $2.00              1/1/2007
                         125,000(2)                 100%                        $7.00              9/1/2002

 (1) The number of securities underlying the options were initially shares of Elite Labs; however under the terms of the Private Placement, they have been replaced with shares of Elite Pharmaceuticals. The options were initially to vest at the rate of 100,000 per year each year from 1996 through 2001; however, upon completion of the Private Placement, they became 100% vested.

(2) Granted under Incentive Stock Option Plan. The number of securities underlying the options were initially shares of Elite Labs; options were initially to vest at the rate of 41,667 per year for each year from 1997 through 1999; however upon completion of the Private Placement, they became 100% vested.


Aggregated Executive Option Exercises and Fiscal Year End
Option Value Table for fiscal year ended March 31, 1998.
--------------------------------------------------------

        a                    b              c                         d                             e
                                                         # of Securities Underlying       Value of Unexercised
                                                             Unexercised Options          In-the-Money Options/
                                                                  at FY-End                     at FY-End

      Name            Shares Acquired     Value                 Exercisable/                  Exercisable/
                        on Exercise     Realized              Unexercisable(1)               Unexercisable

Atul M. Mehta              None            $0                      520,214                     $520,214(2)
                                                                 Exercisable

                           None            $0                      125,000                        $0(2)

(1) The number of securities underlying the options were initially shares of Elite Labs; however under the terms of the Private Placement, they have been replaced with shares of Elite Pharmaceuticals. The number of shares reflects the two-for-one split of Elite Labs' stock undertaken on August 14, 1997.

 (2) The market value of the shares of Common Stock is unknown and uncalculable. However, in the Private Placement, units consisting of 20,000 shares of Common Stock and 10,000 Warrants were issued for $60,000 per unit. Based on that offering price, the maximum amount the shares of Common Stock could be worth is $6.00. It is on this hypothetical value that the figure in column (e) is calculated. This figure may have no relation to the actual value of the unexercised options.


Director Compensation for Fiscal Year Ending March 31, 1998
-----------------------------------------------------------

        a                  b                   c                 d                  e                  f
                                       Cash Compensation                                Security Grants
                         ------------------------------------------              ----------------------------
                        Annual                             Consulting or         Number      Number of Securities
      Name           Retainer Fee        Meeting Fees       Other Fees          of Shares     Underlying Options

Barri M. Blauvelt         $0               $1,000(1)            $0                  0          65,000 shares(2)

John W. Jackson           $0               $1,000(1)            $0                  0          105,000 shares(3)

(1) Pursuant to a resolution of the Board of Directors of the company as of February 11, 1998, under the terms of which all non-affiliated directors will receive $1,000 as compensation for each meeting personally attended.

 (2) Exercisable until December 21, 2005, at an exercise price of $2.00. The securities underlying the options were initially shares of Elite Labs; however under the terms of the Private Placement, they have been replaced with shares of Elite Pharmaceuticals. The options were awarded on December 21, 1995, and were to vest at the rate of 40,000 immediately, and 20,000 on December 21 of each of 1996, 1997 and 1998; however, upon completion of the Private Placement, the remaining 40,000 unvested options vested immediately. In addition, Ms. Blauvelt was awarded an additional 25,000 on August 7, 1997 in connection with the twenty-five percent upgrade of all optionsholders awarded on that date.

  (3) Exercisable until December 21, 2005, at an exercise price of $2.00. The securities underlying the options were initially shares of Elite Labs; however under the terms of the Private Placement, they have been replaced with shares of Elite Pharmaceuticals. The options were awarded on December 21, 1995, and were to vest at the rate of 20,000 on December 21 of each of 1996, 1997 and 1998;

however, upon completion of the Private Placement, the remaining 40,000 unvested options vested immediately. In addition, Mr. Jackson was awarded an additional 40,000 shares on August 7, 1997, and was awarded an additional 25,000 on August 7, 1997 in connection with the twenty-five percent upgrade of all optionsholders awarded on that date.

Employment Contracts and Termination of Employment and Change-in-Control
------------------------------------------------------------------------
Arrangements.
-------------

         The Company entered into an employment contract with Atul M. Mehta, effective January 1, 1996. Pursuant to the employment agreement, as amended, Dr. Mehta is employed full time as President and CEO of the company. The agreement will remain in effect until December 31, 2000, and will then be renewed for an additional five years unless notice is given by either party, in which case it will be renewed for successive one year terms. Under the terms of the agreement, Dr. Mehta agrees to devote a sufficient amount of his business time to diligently perform his obligations. His base salary under the agreement is $165,000 in 1996, $180,000 in 1997, $200,000 in 1998, with a raise in 1999 and
2000 to be determined by the Board of Directors, but not to be less than 5% of the preceding year's salary. Under the agreement, Dr. Mehta is entitled to a bonus equal to five percent of the net profits of the company; to health insurance for him and his dependents; term life insurance in a minimum amount of $300,000 for the benefit of his spouse or estate; and any benefits provided to employees generally, including any incentive stock option plans. He also became entitled to receive options on January 1 of each year beginning with January 1, 1996 through January 1, 2001, to purchase 100,000 shares of Common Stock at $2.00 per share; upon completion of the Private Placement, these options immediately vested. The agreement provides that, in the event that Dr. Mehta loses his job as a result of a change of control in the Company, he will be entitled to the present value of all salary, bonuses and deferred compensation through the earlier of May 22, 2001 or three years following his termination.

         Dr. Mehta is required to refrain from competing with the Company during the term of the Agreement.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth the security ownership of certain beneficial owners(1) and management as of the date of this prospectus with respect to the beneficial ownership of the Companies Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) the officers and directors of the Company as a group.

        a                                b                                   c                          d
 Title of Class                Name and Address of                 Amount and Nature of         Percent of Class
                                 Beneficial Owner                  Beneficial Ownership

Voting Common              Atul M. Mehta, Director/Officer              2,357,814 (2)             29.9%
                           252 E. Crescent Avenue
                           Ramsey, NJ 07446

Voting Common              John de Neufville, Trustee                     925,000 (3)             12.7%
                           Margaret deNeufville Revocable Trust
                           197 Meister Avenue
                           North Branch, NJ  08876

Voting Common              Bakul and Dilip Mehta                          630,000                  8.7%
                           P.O. Box 438
                           Muscat, Sultanate of Oman

Voting Common              Bridge Ventures, Inc.                         591,667  (4)              7.9%
                           575 Lexington Avenue, Ste. 410
                           New York, NY 10022

Voting Common              Vijay Patel                                    441,036 (5)              6.0%
                           19139 Pebble Court
                           Woodbridge, CA 95258

Voting Common              Barri M. Blauvelt, Director                    300,000 (6)              4.1%
                           175 Cherry Lane
                           Amherst, MA  01022

Voting Common              John W. Jackson, Director                      125,000 (7)              1.7%
                           32 Gregory Lane
                           Warren, NJ  07059

Voting Common              Officers and Directors as a Group            2,782,814 (8)             34.2%

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days of January 28, 1998. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own.

 (2) Includes (i) 100,000 shares of Common Stock held by Asha Mehta, Dr. Mehta's wife; (ii) 6,300 shares held by Dr. Mehta C/F Amar Mehta; (iii) 6,300 shares held by Dr. Mehta C/F Anand Mehta; and (iv) options to purchase 645,214 shares of Common Stock.

(3) Represents (i) 900,000 shares of Common Stock held by the Margaret de Neufville Revocable Trust, of which Mr. de Neufville is Trustee, and (ii) options held by Mr. de Neufville to purchase 25,000 shares of Common Stock

 (4) Includes (i) 133,333 shares owned by SMACs Holding Company, an Affiliate of Bridge Ventures, Inc., and (ii) warrants to purchase 275,000 shares of Common Stock held by Bridge Ventures, Inc.

(5) Includes options to purchase 18,750 shares of Common Stock and warrants to purchase 117,286 shares of Common Stock.

(6) Includes (i) 10,000 shares of Common Stock held by G.C. and Barri Blauvelt C/F Heather Blauvelt; (ii) 10,000 shares held by G.C. and Barri Blauvelt C/F Meghaan Blauvelt; (iii) 10,000 shares held by G.C. and Barri Blauvelt C/F Chris Blauvelt; and (iv) options to purchase 125,000 shares of Common Stock.

(7)      Represents options to purchase 125,000 shares of Common Stock.

(8)      Includes options to purchase 895,214 shares of Common Stock.

                            DESCRIPTION OF SECURITIES
                            -------------------------

         Elite Pharmaceuticals increased the number of authorized shares of its Common Stock from 10,000,000 to 25,000,000 by amendment to its Articles of Incorporation filed June 1, 1998. There are 7,237,613 shares of Common Stock outstanding, and an additional 2,955,000 shares of Common Stock are subject to outstanding options or warrants to purchase said shares. Of such shares, 4,787,600 shares of such Common Stock could be sold pursuant to Rule 144 under the Securities Act, subject to the volume and time limitations contained therein; it is currently registering 3,725,000 shares under the Securities Act for sale by Security Holders (1,525,000 of which such shares underlie Warrants held by such Security Holders); and 448,791 shares of Common Stock of the Elite Pharmaceuticals have been previously registered under the name of Prologica International, Inc. The shares, options and warrants are held by approximately 188 security holders.

Description of Common Stock.
----------------------------

         The Common Stock registered is the sole class of stock in the Company. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and do not have cumulative voting rights for the election of directors. The Common Stock has no conversion rights and includes no preemptive subscription, conversion, redemption or other rights to subscribe for additional securities. The holders of the Common Stock will be entitled to receive dividends, if any, as may be declared by the Board of Directors out of legally available funds and to share pro rata in any distribution to the stockholders, including any distribution upon liquidation, dissolution or winding up of the Company subject to the rights of any holders of Preferred Stock, if any Preferred Stock is ever issued. All outstanding Common Stock and the Shares issuable upon exercise of the Warrants, upon issuance and when paid for, will be duly authorized, validly issued, fully paid and nonassessable.

         The Company has not, to date, paid any cash dividends upon its Common Stock and does not expect to declare or pay any dividends.

Warrants.
---------

         The Company is also registering 1,525,000 Warrants, each of which entitles the holder to purchase one share of Common Stock at an exercise price of $6.00 during the five-year period commencing November 30, 1997. There are currently warrants and options issued and outstanding exercisable for 2,950,000 shares of Common Stock, including the Warrants being Registered (and including
75,000 options issued to an employee on April 1, 1998), although not all warrants or options outstanding have the same exercise rights, exercise period or exercise price as those being Registered. No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant Holder exercises all Warrants then owned of record by him or her, the Company will pay to such holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date

Placement Agent Warrants.
-------------------------

         Ten Placement Agent Warrants were issued to the placement agent and its designees in connection with the Private Placement of the Company's securities. Each Placement Agent

         Warrant entitles the holder(s) thereof to purchase for the sum of $72,000 one unit consisting of 20,000 shares of Common Stock and 10,000 Warrants exercisable at $6.00 per share. The Placement Agent Warrants are not themselves being registered or offered hereunder; however the securities underlying them are being registered and, if the Placement Agent Warrants are exercised and the holders thereof become the holders of the underlying securities, such securities may be offered by the holders thereof in the same manner as any other Security Holder. See "Use of Proceeds" and "Plan of Distribution".

Transfer Agent.
---------------

         The transfer agent and registrar for the Company's Common Stock and Warrants registered hereunder is Jersey Transfer and Trust Company, 201 Bloomfield Avenue, Verona, New Jersey, 07044.

Trading Market.
---------------

         There is currently no established trading market for Common Stock or Warrants.


                               EXPERTS AND COUNSEL
                               -------------------

Counsel.
--------

         The legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by James, McElroy & Diehl, P.A, 600 South College Street, Charlotte, North Carolina 28202.

Experts.
--------

The consolidated financial statements of Elite Pharmaceuticals, Inc. and Subsidiary included in the Company's Prospectus and Registration Statement on Form SB-2 Amendment #1 for the years ended March 31, 1998 and 1997, have been audited by Miller, Ellin & Company, LLP, independent auditors, to the extent and for the periods set forth in their report dated May 28, 1998, appearing elsewhere herein, and is included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

Interests of Experts and Counsel
--------------------------------

         Neither (a) any expert named in the Registration Statement as having prepared or certified any part of the Registration Statement or a report, or valuation to be used in connection with the Registration Statement, nor (b) any counsel for the Company named in the Prospectus as having given an opinion on the validity of the securities being registered or on other legal matters in connection with the Registration or the Offering, (i) was employed for that purpose on a contingency basis; (ii) had at any time prior hereto, or is to receive in connection with the offering; a substantial interest, direct or indirect, in the Company, its parents or subsidiaries; or (iii) was connected with the Company or any of its parents or subsidiaries as a promoter, managing underwriter, or principal underwriter, voting trustee, director, officer or employee.

                             DESCRIPTION OF BUSINESS
                             -----------------------

Elite Pharmaceuticals, Inc.'s  Business.
-----------------------------  ---------

         Elite Pharmaceuticals' predecessor, Prologica International, Inc., was incorporated in the State of Pennsylvania on April 20, 1984. From the time of its incorporation, and the completion of its initial public offering in August 1988, until the date of its merger with Elite Pharmaceuticals, Prologica engaged in no business other than searching for suitable acquisitions. Except for Elite Pharmaceuticals, it located no such acquisitions. Elite Pharmaceuticals was incorporated in the State of Delaware on October 1, 1997, for the purpose of merging with Prologica in order to change the name and state of incorporation of Prologica. (Prior to the merger, Prologica underwent a three-for-one reverse split on October 9, 1997.) Elite Pharmaceuticals survived the merger with Prologica; Prologica ceased to exist at the time of the merger on October 24, 1997. Contemporaneous with the merger of Elite Pharmaceuticals and Prologica, Elite Labs (the business of which is described below) merged with a wholly owned subsidiary of Prologica, HMF. HMF was incorporated on August 1, 1997 for the purpose of providing a vehicle into which Elite Labs could merge. Elite Labs and HMF merged on October 30, 1997. (Prior to the merger, Elite Labs underwent a two-for-one forward split on August 21, 1997.) Elite Labs survived the merger with HMF and HMF ceased to exist subsequent to the merger. The net result of the two mergers is that Prologica and HMF have ceased to exist, and Elite Pharmaceuticals owns one hundred percent of the stock of Elite Labs. Such stock ownership is Elite Pharmaceuticals' sole business.

There were no promotors of Elite Pharmaceuticals prior to its incorporation.

Neither Elite Pharmaceuticals nor Prologica had had any operating revenue for the three years preceding the merger. At the present time, Elite Pharmaceuticals has no plans to conduct any other business apart from the ownership of Elite Labs. None of the proceeds of the current offering will inure to the benefit of Elite Pharmaceuticals or Elite Labs.

Elite Laboratories, Inc.'s Business.
------------------------------------

Elite Laboratories, Inc. was incorporated in the State of Delaware on August 23, 1990. As described above, on October 30, 1997, one hundred percent of the stock of Elite Labs was acquired by Elite Pharmaceuticals, Inc. via the merger between Elite Labs and HMF. With that exception, no acquisition or disposition of any material assets, nor any material changes in the method of conducting business have incurred since its incorporation.

Products and Markets
--------------------

Elite Labs primarily engages in researching, developing, licensing, manufacturing, and marketing proprietary drug delivery systems and products. Elite Labs' drug delivery technology involves releasing a drug into the bloodstream or delivering it to a target site in the body over an extended period of time or at predetermined times. Such products are designed to allow drugs to be administered less frequently, with reduced side effects and, in certain circumstances, in reduced dosages. Elite Labs has concentrated on developing orally administered controlled release products. Elite Labs' primarily targets existing controlled release drugs that are reaching the end of their exclusivity period, and works to develop cheaper generic controlled-release version of those drugs. Six controlled release products developed by Elite Labs are at various stages of testing. The products include drugs which provides, therapeutic benefits for angina and hypertension, a nonsteroidal analgesic drug, and one which appears to lower blood glucose by stimulating insulin from the pancreas. None of these products have yet been approved by the FDA, and Elite therefore does not yet market any products.

Elite Labs also engages in contract research and development activities sponsored by several other pharmaceutical companies.

Controlled drug delivery of a pharmaceutical compound is a relatively new concept which offers a safer and more effective means of administering drugs through releasing a drug into the bloodstream or delivering it to a certain site in the body at predetermined rates or predetermined times. Its goal is to provide more effective drug therapy while reducing or eliminating many of the side effects associated with conventional drug therapy.

In the United States and European health care communities, a great deal of interest has been evident in the area of new drug delivery systems. Several pharmaceutical products have been introduced as oral controlled-release dosage forms, both as tablets and as capsules.

Research and Development Costs.
-------------------------------

         Elite Labs spent approximately $377,637 in fiscal year ending March 31, 1997 and $541,164 in fiscal year ending March 31, 1998, on company-sponsored research and development activities. As Elite Labs does not yet sell any of its products, no part of the cost of such research was passed on to consumers of Elite Labs' products.

Distribution  Methods  of  Products  or  Services.  As yet,  Elite  Labs has not
--------------------------------------------------
developed nor needed an elaborate method of distribution of products or services.

Competitive Business Conditions and Issuer's Competitive Position.
------------------------------------------------------------------

         Elite Labs competes in two related but distinct markets: It performs contract research and development work regarding controlled-release drug technology for large pharmaceutical companies, and it seeks to develop and market (either on its own or by licensure to other companies) proprietary controlled-release pharmaceutical products. In both arenas, Elite's competition consists of those companies which are able (or are perceived as able) to develop controlled-release drugs.

In recent years, an increasing number of pharmaceutical companies have become interested in the development and commercialization of products incorporating advanced or novel drug delivery systems. The Company expects that competition in the field of drug delivery will significantly increase in the future since smaller specialized research and development companies are beginning to concentrate on this aspect of the business. Some of the major pharmaceutical companies have invested and are continuing to invest significant resources in the development of their own drug delivery systems and technologies and some have invested funds in such specialized drug delivery companies. Many of these companies have greater financial and other resources as well as more experience than the Company in commercializing pharmaceutical products. A comparatively small number of companies have a track record of success in developing controlled-release drugs. Significant among these are Alza Corporation, Andrx, Elan Corporation, Biovail Corporation, Faulding, Schering, KV Pharmaceutical, Forest Laboratories, etc. Each of these companies have developed expertise in certain types of drug delivery systems, although such expertise does not carry over to developing a controlled-release version of all drugs. Such companies may develop new drug formulations and products or may improve existing drug formulations and products more efficiently than the Company. While the Company's product development capabilities and patent protection may help the Company to maintain its market position in the field of advanced drug delivery, there can be no assurance that others will not be able to develop such capabilities or alternative technologies outside the scope of the Company's patents if any, or that even if patent protection is obtained, such patents will not be successfully challenged in the future. In addition, it must be noted that almost all of the Company's competitors have vastly greater resources than the Company.

Sources and Availability of Raw Material.
-----------------------------------------

The Company is not yet in the manufacturing phase of any product and therefore does not have a requirement for significant amounts of raw materials. It currently obtains what limited raw materials it needs from over twenty suppliers.

Dependence on One or a Few Major Customers.
-------------------------------------------

Each year, the Company has had some customers that have accounted for a large percentage of its sales. It is the intention of the Company to expand its business to service a greater number of customers at one time.

Patents, Trademarks, Royalty Agreements etc..
---------------------------------------------

Elite Labs has received Notices of Allowance from the U.S. Patent and Trademark Office for the following trademarks: Albulite CR, Nifelite CR, Diltilite CD, Ketolite CR, Verelite CR and Glucolite CR.

The Company has applied for two patents for one of its products and intends to apply for patents for other products in the future; however, there can be no assurance that these or any future patents will be granted. The Company believes that future patent protection of its technologies and processes and of its products may be important to its operations. The success of the Company's products may depend, in part, upon the Company's ability to obtain strong patent protection. There can be no assurance, however, that these patents, if issued, or any additional patents will prevent other companies from developing similar or functionally equivalent dosage forms of products. Furthermore, there can be no assurance that (i) any additional patents will be issued to the Company in any or all appropriate jurisdictions, (ii) the Company's patents will not be successfully challenged in the future, (iii) the Company's processes or products do not infringe upon the patents of third parties or (iv) the scope and validity of the Company's patents will prevent third parties from developing similar products. Although a patent has a statutory presumption of validity in the United States, there can be no assurance that patents issued covering the Company's technologies will not be infringed or successfully avoided through design innovation or by the challenge of that presumption of validity. Finally, there can be no assurance that products utilizing the Company's technologies, if and when issued, will not infringe patents or other rights of third parties. It is also possible that third parties will obtain patents or other proprietary rights that might be necessary or useful to the Company. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent the Company from using such technology or from marketing such products.

         In addition, the Company consistently enters into confidentiality agreements with its employees and business partners; it is currently a party to well over one hundred such agreements. A representative copy of such an agreement is attached hereto.

Government Regulation and Approval
----------------------------------

The design, development and marketing of pharmaceutical compounds, those activities on which the Company's success depends, are intensely regulated by governmental regulatory agencies, including the Food and Drug Administration. Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions, including product seizures, injunction actions and criminal prosecution based on products or manufacturing practices that violate statutory requirements. In addition, administrative remedies can involve voluntary withdrawal of products, as well as the refusal of the Government to enter into supply contracts or to approve abbreviated new drug applications ("ANDAs") and new drug applications ("NDAs"). The FDA also has the authority to withdraw approval of drugs in accordance with statutory due process procedures.

Before a drug may be marketed, it must be approved by the FDA. Because Elite Labs has concentrated, during the first few years of its business operations, on developing products which are intended to be bio-equivalent to existing controlled-release formulations, the Company expects that most of its drug products will require ANDA filings: FDA approval procedure for an ANDA relies on bio-equivalency tests which compare the applicant's drug with an already approved reference drug, rather than with clinical studies. There can be no marketing in the United States of a product for which ANDA is required until it has been approved by the FDA.

The FDA approval procedure for an NDA is a two-step process. During the Initial Product Development stage, an investigational new drug ("IND") for each product is filed with the FDA. A 30-day waiting period after the filing of each IND is required by the FDA prior to the commencement of initial (Phase I) clinical testing in healthy subjects. If the FDA does not comment on or question the IND within such 30-day period, initial clinical studies may begin. If, however, the FDA has comments or questions, the questions must be answered to the satisfaction of the FDA before initial clinical testing can begin. In some instances this process could result in substantial delay and expense. Phase I studies are intended to demonstrate the functional characteristics and safety of a product.

After Phase I testing, extensive efficacy and safety studies in patients must be conducted. After completion of the required clinical testing, an NDA is filed, and its approval, which is required for marketing in the United States, involves an extensive review process by the FDA. The NDA itself is a complicated and detailed document and must include the results of extensive clinical and other testing, the cost of which is substantial. While the FDA is required to review applications within 180 days of their filing, in the process of reviewing applications, the FDA frequently requests that additional information be submitted and starts the 180-day regulatory review period anew when the requested additional information is submitted. The effect of such request and subsequent submission can significantly extend the time for the NDA review process. Until an NDA is actually approved, there can be no assurance that the information requested and submitted will be considered adequate by the FDA to justify approval. The packaging and labeling of all Company developed products are also subject to FDA regulation.

It is impossible to anticipate the amount of time that will be required to obtain approval from the FDA to market any product. The time period to obtain FDA approval of the ANDA may range from approximately 12 to 36 months while that for an NDA may range from 12 to 24 months.

Whether or not FDA approval has been obtained, approval of the product by comparable regulatory authorities in any foreign country must be obtained prior to the commencement of marketing of the product in that country. All marketing in territories other than the United States shall be conducted through other pharmaceutical companies based in those countries. The approval procedure varies from country to country, can involve additional testing, and the time required may differ from that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general each country has its own procedures and requirements, many of which are time consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed. After such approvals are obtained, further delays may be encountered before the products become commercially available.

All facilities and manufacturing techniques used for the manufacture of products for clinical use or for sale must be operated in conformity with Good
Manufacturing Practice ("GMP") regulations. In the event the Company shall engage in manufacturing, it will be required to operate its facilities in accordance with GMP regulations. If the Company shall hire another company to perform contract manufacturing for it, it must take steps to ensure that its contractor's facilities conform to GMP regulations.

Under the Generic Drug Enforcement Act, ANDA applicants (including officers, directors and employees) who are convicted of a crime involving dishonest or fraudulent activity (even outside the FDA regulatory context) are subject to debarment. Debarment is disqualification from submitting or participating in the submission of future ANDAs for a period of years or permanently. The Generic Drug Enforcement Act also authorizes the FDA to refuse to accept ANDAs from any company which employs or uses the services of a debarred individual. The Company does not believe that it receives any services from any debarred person.

The Company is governed by federal, state, and local laws of general applicability, such as laws relating to working conditions and environmental protection. The Company estimates that it spends approximately $3,000.00 per year in order to comply with applicable environmental laws. The Company is also licensed by, registered with, and subject to periodic inspection and regulation by the DEA and New Jersey state agencies, pursuant to federal and state legislation relating to drugs and narcotics. Certain drugs that the Company may develop in the future may be subject to regulation under the Controlled
Substances Act and related Statutes. At such time as the Company being manufacturing products, it may become subject to the Prescription Drug Marketing Act, which regulates wholesale distributors of prescription drugs.

Employees.
----------

The Company has six full-time employees (one hired after the March 31, 1998 year-end) and three part-time employees. Its full-time employees are engaged in administrative, research and development; its part-time employees are engaged in research and development. In addition, the company has one summer intern, hired after the March 31, 1998 year-end. Elite Pharmaceuticals does not have any employees except its President/CEO. Elite Labs believes its employee relations to be satisfactory; it is not a party to any labor agreements and none of its employees are represented by a labor union. Atul M. Mehta is the sole significant employee of the Company at this time.

Employee Incentive Stock Option Plan. On August 7, 1997, the shareholders of the Elite Labs approved the Company's Incentive Stock Option Plan ("Plan"). The purpose of the Plan is to promote the success of the Company by providing a method wherein eligible employees may be awarded additional remuneration for services rendered. The Plan provides that the maximum number of shares of Common Stock reserved for awards thereunder shall be 625,000. The purpose of this stock option plan (this "Plan") is to secure for the company and its stockholders the benefits which flow from providing key employees and officers with the incentive inherent in common stock ownership. The stock options granted under the Plan are intended to qualify as incentive stock options within the meaning of Internal Revenue Code Section 422. The total number of shares of common stock to be subject to the options granted pursuant to the Plan shall not exceed 625,000 shares. The plan is administered by the Board of Directors. The purchase price per share of Stock purchasable under options granted pursuant to the Plan shall not be less than 100% of the fair market value at the time the options are granted. The purchase price per share of Stock purchasable under options granted pursuant to the Plan to a person who owns more than 10 percent of the voting power of the company's voting stock shall not be less than 110% of the fair market value at the time the options are granted. No option granted pursuant to this Plan shall be exercisable after the expiration of ten years from the date it is first granted. No option granted pursuant to this Plan to a person who owns more than 10 percent of the voting power of the company's voting stock will be exercisable after the expiration of five years from the date it is first granted.

         In September 1997, Atul M. Mehta was awarded options to purchase 125,000 shares of Common Stock under the Incentive Stock Option Plan. The options were to vest over three years; however, under their terms, they vested immediately at the time the Company undertook the registration of its securities. The exercise price for the options is $7.00 per share. In addition, as of April 1, 1998, 75,000 options were awarded under the Plan to Manish Shah. The exercise price for Mr. Shah is $6.00; one-third of his options will vest on April 1, 1999, and one-third on each April 1 thereafter until fully vested.

Legal Proceedings
-----------------

         Neither Elite Pharmaceuticals nor Elite Labs is involved in or the subject of any current or aware of any pending legal proceedings, nor is any of the property of either company the subject of any such legal proceedings.

Property
--------

         The Company has recently completed the purchase of a piece of real property and improvements, suitable for use as a laboratory and offices, and located at 165 Ludlow Avenue, Northvale, New Jersey. The purchase price for the property was $1,050,000. Elite Labs currently leases approximately 5,000 sq.ft. at 230 W. Passaic Street, Maywood, New Jersey, at a rental of $62,832 per annum. The lease term expires on October 30, 1998. Given the purchase of the new premises, Elite will not undertake to extend or renew the lease, but will use the time remaining on its lease to move its operations to the new facility. The Company's operations are not dependent on any specific location.

Elite Pharmaceuticals is located at 230 W. Passaic Street, Maywood, NJ 07607; at the time that the operations of Elite Labs move, Elite Pharmaceuticals will move to the same location.


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATION OF THE COMPANY AND ITS SUBSIDIARY

Introduction

         Elite Pharmaceuticals' predecessor , Prologica International, Inc., was incorporated in the State of Pennsylvania on April 20, 1984. From the time of its incorporation, and the completion of its initial public offering in August 1988, until the date of its merger with Elite Pharmaceuticals, Prologica engaged in no business other than searching for suitable acquisitions. Except for Elite Pharmaceuticals, it located no such acquisitions. Elite Pharmaceuticals was incorporated in the State of Delaware on October 1, 1997, for the purpose of merging with Prologica in order to change the name and state of incorporation of Prologica. (Prior to the merger with Elite Pharmaceuticals, Prologica underwent a three-for-one reverse split of its stock.) Elite Pharmaceuticals survived the merger with Prologica; Prologica ceased to exist at the time of the merger on October 24, 1997. Contemporaneous with the merger of Elite Pharmaceuticals and Prologica, Elite Labs (described below) merged with a wholly owned subsidiary of Prologica, HMF. HMF was incorporated on August 1, 1997 for the purpose of providing a vehicle into which Elite Labs could merge. Elite Labs and HMF merged on October 30, 1997. (Prior to the merger with HMF, Elite Labs underwent a two-for-one forward split of its stock.) Elite Labs survived the merger with HMF and HMF ceased to exist subsequent to the merger. The net result of the two mergers is that Prologica and HMF have ceased to exist, and Elite Pharmaceuticals owns one hundred percent of the stock of Elite Labs. Such stock ownership is Elite Pharmaceuticals' sole business.

         Elite Labs was incorporated in the State of Delaware on August 23, 1990. As described above, on October 30, 1997, one hundred percent of the stock of Elite Labs was acquired by Elite Pharmaceuticals, Inc. via the merger between Elite Labs and HMF. With that exception, no acquisition or disposition of any material assets, nor any material changes in the method of conducting business have incurred since its incorporation.

         In a private placement concluding on November 30, 1997, Elite Pharmaceuticals raised $6,000,000. The private placement offering consisted of 100 units, each unit consisting of 20,000 shares of common stock of the Company and 10,000 warrants, each warrant entitling the holder to purchase one share of common stock at an exercise price of $6.00 per share during the five year period commencing with the date of closing of the private offering memorandum (November 30, 1997). The price per unit was $60,000.

         Elite Labs, now a wholly owned subsidiary of Elite Pharmaceuticals, engages in the research, development, licensing, manufacturing and marketing of both new and generic controlled-release pharmaceuticals products. Elite Labs is a 100% owned subsidiary of Elite Pharmaceuticals, Inc. The Company has developed six oral controlled release pharmaceutical products to varying states of the development process. Elite Labs has granted an option on a one of its products to a multinational company for the worldwide market, however the agreement does not provide for any royalties or other payments to Elite Labs unless certain conditions are met, which may or may not occur.

         Elite Labs has also conducted several research and development projects on behalf of several large pharmaceuticals companies. These activities have generated only limited revenue for Elite Labs to date.

         Elite Labs was founded by Dr. Atul M. Mehta who was Elite's President and CEO. Dr. Mehta, who has extensive experience in controlled drug release technology, is principally responsible for the development of all of Elite
Labs' products.

         The Company intends to utilize the net proceeds from the private placement offering of approximately $5,232,061 for research and development of existing and new products, capital improvements, legal expenses and patent filings, additional administrative and technical personnel, and general corporate and working capital purpose.

         Elite Labs expects that substantially all of its immediate and future revenues will be dependent upon the sales and licensing of its current controlled release pharmaceutical products, from the development of future new products, and possibly from contract research and development work for other companies.

Plan of Operations

         For the twelve months following the completion of the offering, the Company plans to focus its efforts on the following areas: (i) to receive FDA approval for one or all six of the oral controlled release pharmaceutical products already developed, either directly or through other companies; (ii) to commercially exploit these drugs either by licensure and the collection of royalties, or through the manufacturing of tablets and capsules using the formulations developed by the Company, and (iii) to continue the development of new products and the expansion of its licensing agreements with other large multinational pharmaceutical companies including contract research and development projects.

         To effectively achieve its goals, the Company has recently purchased an office and laboratory facility in Northvale, New Jersey, and will be moving its operations to the facility over the next months. This facility is larger and better suited to Elite's needs than its prior, leased, space, and will increase the space available to conduct further research and development and scale-up, and possibly for the eventual manufacturing of its products.

Results of Consolidated Operations

         Year Ended March 31, 1998 vs. Year Ended March 31, 1997.

         Elite's revenues for the year ended March 31, 1998 were $51,958 a decrease of $278,701 or approximately 84% over the comparable period of the prior year. Net revenues primarily consisted of license fees of $20,000 (compared with $160,000 for the comparable period of the prior year), contract research and development fees of $0 (compared with $153,000 for the comparable period of the prior year), and consulting and test fees of $31,958 (compared with $17,659 for the comparable period of the prior year).

         General and administrative expenses for the year ended March 31, 1998 were $336,063 an increase of $179,392, or approximately 115% from the comparable period of the prior year. The increase in general and administrative expenses was substantially due to legal fees, consulting fees, salaries and interest paid on a related party loan agreement. General and administrative expenses expressed as a percentage of revenues was approximately 647% for the year ended March 31, 1998 as compared to 47% for the comparable period of the prior year.

         Research and development costs for the year ended March 31, 1998, were $541,164, an increase of $163,527, or approximately 43%, from the comparable period of the prior year. The increase in research and development costs can be attributed to increases in salaries, laboratory raw materials and supplies and payments for biostudies on drug technologies developed by the Company. These increases have been made possible principally because of the Company raising equity in its recent private placement offering, and reflects increased efforts to develop drug release products and technology in accordance with management's plan of operations.

         Elite's net loss for year ended March 31, 1998 was $788,591 as compared to $260,111 for the comparable period of the prior year. The increase in the net loss was primarily due to decreases in revenue derived from contract research and development and licensing fees, and increased internal research and development costs. The decrease in contract research and development fees reflects a conscious decision on the part of the Company to turn away contract work in order to be able to focus the resources of the Company on developing its own proprietary products.

Liquidity and Capital Resources

         From inception through March 31, 1997, cash flow from financing activities principally came from the issuance of common stock, initially from a private placement on August 15, 1991. Subsequently, the Company raised additional funds from common stock issuance and received a loan from a related party in the amount of $100,000. This loan was subsequently repaid during the eight months ended November 30, 1997.

         During the fiscal year ended March 31, 1998, the Company raised an additional $5,232,061 (net of offering costs of $767,939) in cash flows from financing activities through the issuance of common stock and warrants in a private placement offering beginning on September 15, 1997 and concluding on November 30, 1997.

         The Company estimates that the net proceeds from the private placement offering will be sufficient to meet its cash requirements for a period of between 18 and 24 months following the date of the closing of the private placement offering. However, there can be no assurance that unexpected future developments may result in the Company requiring additional financing or, that if required, additional financing will be available to the Company.

         For the year ended March 31, 1998, net cash of $739,l99 was used in operating activities due to the Company's net loss of $788,591, decreased by decreases in the Company's contract revenues receivable and increases in accrued expenses and other liabilities. For the year ended March 31, 1997, net cash of $211,550 was used in operating activities as a result of the Company's net loss of $260,111.

                              CERTAIN TRANSACTIONS

Transactions With Management and Others.

         Elite Laboratories, Inc. is a party to a three-year Consulting Agreement entered into with Bridge Ventures, Inc. ("Bridge") on August 1, 1997, under which Bridge provides the company with marketing and management consulting services. Under the terms of the Consulting Agreement, Elite Labs pays Bridge the sum of $10,000 per month and reimburses Bridge for all out-of-pocket expenses incurred on behalf of Elite Labs. Bridge is an owner of at least five percent of the Elite Pharmaceuticals' Common Stock, as described in more detail in the section entitled Security Ownership of Certain Beneficial Owners and Management.

         Elite Pharmaceuticals, Inc. is a party to an agreement whereby fees are paid to a company wholly owned by Mark Gittelman, the Company's Treasurer, in consideration for services rendered by Mr. Gittelman in his capacity as Treasurer. For the years ended March 31, 1998 and 1997, the fees paid to that company were $18,338.00 and $9,715.00, respectively.

         Other than as described above, the Company is not (and has not been in the last two years) a party to any transaction in which any of the persons described in Reg. Sec. 228.404(a) has or had a direct or indirect material interest.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Elite Pharmaceuticals, Inc. and Subsidiary

Fiscal Years Ending March 31, 1998 and 1997

         Independent Auditor's Report

         Consolidated Audited Balance Sheet

         Consolidated Audited Statements of Operations

         Consolidated Audited Statements of Cash Flows

         Consolidated Audited Statements of Stockholders' Equity

         Notes to Consolidated Financial Statements

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998




                                    CONTENTS






                                                                            PAGE
                                                                            ----


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                           F-3


CONSOLIDATED BALANCE SHEET                                                   F-4


CONSOLIDATED STATEMENT OF OPERATIONS                                         F-5


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY                   F-6


CONSOLIDATED STATEMENTS OF CASH FLOWS                                        F-7


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            F-8 - F-18

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Elite Pharmaceuticals, Inc.
Maywood, New Jersey

We have audited the accompanying consolidated balance sheet of Elite Pharmaceuticals, Inc. and Subsidiary as of March 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended March 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of the Company referred to above present fairly, in all material respects, the financial position as of March 31, 1998 and the results of their operations and their cash flows for the periods presented in conformity with generally accepted accounting principles.





                          MILLER, ELLIN & COMPANY, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
May 28, 1998
New York, New York

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998

                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                    $4,347,147
   Consulting and test fees receivable                              25,000
   Prepaid expenses and other current assets                        11,967
                                                                    ------
              Total current assets                               4,384,114

EQUIPMENT - net of accumulated
       depreciation and amortization                               107,481

INTANGIBLE ASSETS - net of accumulated amortization                 18,216

OTHER ASSETS:
   Deposits and related acquisition costs                          132,057
                                                                $4,641,868

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of capitalized lease obligation                 $42,331
   Accounts payable                                                 13,670
   Accrued expenses and other current liabilities                   26,824
                                                                    ------
              Total current liabilities                             82,825

CAPITALIZED LEASE OBLIGATION - net of current portion               47,021
              Total liabilities                                    129,846

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock - $.01 par value:
       Authorized - 10,000,000 shares
     Issued and outstanding - 7,237,613 shares                      72,376
   Additional paid-in capital                                    6,836,405
   Accumulated deficit                                          (2,396,759)
                                                                 ---------
              Total stockholders' equity                         4,512,022
                                                                $4,641,868

       The accompanying notes are an integral part of the consolidated financial statements

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                        YEARS ENDED
                                                         MARCH 31,
                                                   1998               1997
                                                   ----               ----
REVENUES:
Licensing fees                              $     20,000       $     160,000
Contract research and development                   -                153,000
Consulting and test fees                          31,958              17,659
                                            ------------       -------------
Total revenues                                    51,958             330,659
                                            ------------       -------------

OPERATING EXPENSES:
Research and development                         541,164             377,637
General and administrative                       336,063             156,671
Depreciation and amortization                     25,160              35,701
                                            ------------       -------------
                                                 902,387             570,009
                                            ------------       -------------

LOSS FROM OPERATIONS                            (850,429)           (239,350)
                                            ------------       -------------

OTHER INCOME (EXPENSE):
Interest income                                   86,794                 852
Interest expense - related parties                (9,956)             (8,500)
                                            ------------       -------------
                                                  76,838              (7,648)
---                                         ------------       -------------

LOSS BEFORE PROVISION FOR INCOME TAXES          (773,591)           (246,998)

PROVISION FOR INCOME TAXES                        15,000              13,113
                                            ------------       -------------

NET LOSS                                    $   (788,591)          $(260,111)
                                            ============          ==========

NET LOSS PER COMMON SHARE                   $      (.13)        $       (.06)
                                            ============          ==========


WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                      5,858,238           4,685,149
                                            ============        ============



                The accompanying notes are an integral part of the consolidated financial statements


                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                 ADDITIONAL                              TOTAL
                                                     *COMMON STOCK                PAID-IN         ACCUMULATED       STOCKHOLDERS'
                                               SHARES           AMOUNT            CAPITAL           DEFICIT             EQUITY


BALANCE AT MARCH 31, 1996                         4,645,327       $46,453       $1,438,823        $(1,348,057)            $137,219

Sale of securities                                  122,286         1,223          194,149                -                195,372
Net loss for the year ended
   March 31, 1997                                      -             -                -              (260,111)           (260,111)
                                                       ----          ----             ----           --------            ----------

BALANCE AT MARCH 31, 1997                         4,767,613        47,676        1,632,972         (1,608,168)              72,480

Sale of securities                                   20,000           200           27,800                -                 28,000
Sale of warrants                                       -             -                 150                -                    150
Sale of securities through
   private placement                              2,000,000        20,000        5,980,000                -              6,000,000
Offering costs in connection
   with sale of securities                             -             -           (767,939)                -              (767,939)
Offering costs in connection
   with registration of securities                     -             -            (32,078)                -               (32,078)
Common stock exchanged in
   connection with merger                           450,000         4,500          (4,500)                -                   -
Net loss for the year ended
   March 31, 1998                                      -             -                -              (788,591)           (788,591)
                                                       ----          ----             ----           --------            --------

BALANCE AT MARCH 31, 1998                         7,237,613       $72,376       $6,836,405        $(2,396,759)          $4,512,022
                                                  =========        ======       ==========        ===========           ==========


* All references to shares and per share data have been restated for 1996 and 1997 to reflect a two for one stock split on August 21, 1997 and a reverse stock split on March 30, 1998.


The accompanying notes are an integral part of the consolidated financial statements

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED
                                                                         MARCH 31,

                                                                   1998                 1997
                                                                   ----                 ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss      $(788,591)                                    $(260,111)
   Adjustments to reconcile net loss to cash
        used in operating activities:
        Depreciation                                              23,883               34,640
        Amortization of intangibles                                1,277                1,061
        Deferred income taxes                                     14,800               12,900
        Changes in assets and liabilities:
             Consulting and test fees receivable                 (12,792)              (3,408)
             Prepaid expenses and other current assets            (9,812)               5,951
             Accounts payable                                     10,957                 (824)
             Accrued expenses and other
                current liabilities                               21,079               (1,759)
                                                        ----------------        -------------

NET CASH USED IN OPERATING ACTIVITIES                           (739,199)            (211,550)
                                                        ----------------        -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for patent and trademark filings                      (2,100)                -
   Payment of building deposit and
        related acquisition costs                               (123,057)                -
   Purchases of property and equipment                            (7,392)              (6,704)
                                                        ----------------        -------------

NET CASH USED IN INVESTING ACTIVITIES                           (132,549)              (6,704)
                                                        ----------------        -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of notes payable - related parties                (100,000)                -
   Proceeds from issuance of common
        stock and warrants                                        28,150              195,372
   Proceeds from issuance of common
        stock and warrants in connection
        with private placement                                 6,000,000                 -
   Payments of offering costs in connection
        with private placement                                  (767,939)                -
   Payments of offering costs in connection
        with registration filing                                 (32,078)                -
                                                        ----------------        ----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                      5,128,133              195,372
                                                        ----------------        -------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                        4,256,385              (22,882)

CASH AND CASH EQUIVALENTS - beginning                             90,762              113,644
                                                        ----------------        -------------

CASH AND CASH EQUIVALENTS - ending                      $      4,347,147        $      90,762
                                                        ================        =============

SCHEDULE OF NON-CASH ACTIVITIES:
   Purchase of property and equipment
        by capital leases                                $        89,352      $          -

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest                                $        11,240      $        8,592
   Cash paid for income taxes                                        200                 213

                The accompanying notes are an integral part of the consolidated financial statements

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

The consolidated financial statements include the accounts of Elite Pharmaceuticals, Inc. and its Subsidiary, (ACompany@), which is wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Nature of Business

Elite Pharmaceuticals, Inc. was incorporated on October 1, 1997 under the Laws of the State of Delaware, and its wholly-owned subsidiary Elite Laboratories, Inc. was incorporated on August 23, 1990 under the Laws of the State of
Delaware, in order to engage in research and development activities for the purpose of obtaining Food and Drug Administration approval, and, thereafter, commercially exploiting generic and new controlled-release pharmaceutical products. The Company also engages in contract research and development on behalf of other pharmaceutical companies.

     Merger Activities

In October 1997, concurrent with its private placement offering, Elite Pharmaceuticals, Inc. merged with Prologica International, Inc. (APrologica@) (a Pennsylvania Corporation (see Note 7), a publicly traded inactive corporation, with Elite Pharmaceuticals, Inc. surviving the merger. In addition, in October 1997, Elite Laboratories, Inc. merged with a wholly-owned subsidiary of Prologica, with the Company=s subsidiary surviving this merger. The former shareholders of the Company=s subsidiary exchanged all of their shares of Class A voting common stock for shares of the Company=s voting common stock in a tax free reorganization under Internal Revenue Code Section 368. The result of the merger activity qualifies as a reverse acquisition. In connection with the reverse acquisition, options exercisable for shares of Class A voting and Class B nonvoting common stock of the Company=s subsidiary were exchanged for options exercisable for shares of the Company=s voting common stock.

On October 9, 1997, Prologica authorized a one for three reverse stock split, which decreased the number of outstanding shares of common stock from 2,692,750 to 897,583 shares. The 20,000,000 shares of Prologica=s authorized common stock remained unchanged.

     Cash and Cash Equivalents

The Company considers highly liquid short-term investments purchased with initial maturities of three months or less to be cash equivalents.

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Equipment

Equipment is stated at cost. Depreciation is provided on the straight-line method based on the estimated useful lives of the respective assets which range from five to seven years. Major repairs or improvements are capitalized. Minor replacements and maintenance and repairs which do not improve or extend asset lives are expensed currently.

Upon retirement or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recorded.

     Research and Development

Research and development expenditures are charged to expense as incurred.

     Patents and Trademarks

Costs incurred for the application of patents and trademarks are capitalized and amortized on the straight-line method, based on an estimated useful life of fifteen years, upon approval of the patent and trademarks. These costs are charged to expense if the patent or trademark is unsuccessful.

     Concentration of Credit Risk

The Company derives substantially all of its revenues from contracts with other pharmaceutical companies, subject to licensing and research and development agreements.

The Company maintains cash balances in its bank which, at times, may exceed the limits of the Federal Deposit Insurance Corp.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes

The Company adopted SFAS No. 109, AAccounting for Income Taxes,@ which requires the use of the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur.

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Loss Per Common Share

The Company adopted SFAS No. 128, AEarnings Per Share,@ which establishes new standards for computing and presenting earnings per share. The statement also requires restatement of all prior period earnings per share data presented.

Net loss per common share is based on the weighted average number of shares outstanding during the period. The weighted average number of shares outstanding has been adjusted to reflect the recapitalization in connection with the private placement as if it had occurred as of the beginning of the period for which loss per share is presented as well as the effect of stock splits and reverse stock splits issued during the periods. Common stock equivalents have not been included as their effect would be antidilutive.

     Revenue Recognition

Revenues are earned primarily by performing research and development services under fixed price contracts. Such revenues are recorded as certain projected goals are attained, as defined in the individual contract.

     Recently Issued Pronouncements

SFAS No. 130, AReporting Comprehensive Income,@ requires an entity to report comprehensive income and its components in a full set of financial statements and is effective for fiscal years beginning after December 15, 1997. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.
The Company has elected to adopt SFAS No. 130 in 1999.

American Institute of Certified Public Accountants Statement of Position No. 96-1, AEnvironmental Remediation Liabilities,@ establishes specific criteria for the recognition and measurement of environmental remediation liabilities. The adoption of the statement in 1998 did not have a significant effect on the Company=s financial condition or results of operations.

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997



NOTE 2 - EQUIPMENT

Equipment at March 31, 1998, consists of the following:

                  Laboratory equipment                   $  270,884
                  Furniture and fixtures                      8,521
                  Equipment under capital lease              94,714
                                                         ----------
                                                            374,119
                  Less: Accumulated depreciation            266,638
                                                         $  107,481

Depreciation expense amounted to $23,883 and $34,640 for the years ended March 31, 1998 and 1997, respectively.


NOTE 3 - INTANGIBLE ASSETS

Intangible assets at March 31, 1998, consists of the following:

                  Patents                             $   13,384
                  Trademarks                               7,170
                                                      ----------
                                                          20,554
                  Less: Accumulated amortization           2,338
                                                      $   18,216

Amortization amounted to $1,277 and $1,061 for the years ended March 31, 1998 and 1997, respectively.


NOTE 4 - CONTRACT FOR PURCHASE OF BUILDING

In February 1998, the Company entered into a contract to purchase a 15,000 square foot building to house its new office, laboratory and manufacturing facility in Northvale, New Jersey. The contract purchase price is $1,050,000 plus certain closing and related acquisition costs. At March 31, 1998, the Company paid a 10% deposit of $105,000 towards the purchase of the building in addition to related acquisition costs and legal fees totaling $18,057. This deposit and related costs totaling $123,057 are included in the consolidated financial statements as of March 31, 1998 under other assets - deposits and related acquisition costs.

On May 28, 1998, the Company purchased the building under contract.

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997



NOTE 5 - OBLIGATIONS UNDER CAPITAL LEASE

In March 1998, the Company acquired laboratory equipment under a capital lease that expires on March 18, 2000. Lease obligations are due in monthly installments of $4,146 including interest at approximately 10.5%. This lease is collateralized by laboratory equipment with a net carrying value of $85,243 at March 31, 1998.

Minimum future lease payments under this capitalized lease at March 31, 1998 is as follows:

              Year Ending March 31,

                         1999                            $   49,752
                         2000                                49,750
                                                         ----------
              Total minimum lease payments                   99,502
              Less: Interest                                (10,150)
                                                         ----------
              Present value of minimum lease payments    $   89,352
                                                         ==========

No interest has been expensed for the years ended March 31, 1998 and 1997.


NOTE 6 - INCOME TAXES

The components of provision for income taxes by taxing jurisdiction are as follows:

                                       1998            1997
-----------------------------------------------    --------
              Federal:
                 Current            $      -       $      -
                 Deferred                11,200          9,800
                                    -----------    -----------
                                         11,200          9,800
-----------------------------------------------    -----------
              State:
                 Current                    200            213
                 Deferred                 3,600          3,100
                                    -----------    -----------
                                          3,800          3,313
-----------------------------------------------    -----------

                                    $    15,000    $    13,113
                                    ===========    ===========

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997



NOTE 6 - INCOME TAXES (CONTINUED)

The major components of deferred tax assets at March 31, 1998 are as follows:

              Net operating loss carryforwards    $   794,000
              Valuation allowance                    (794,000)
                                                  -----------
                                                  $      -

At March 31, 1998, a 100% valuation allowance is provided as it is uncertain if the deferred tax assets will be utilized.

At March 31, 1998, for income tax purposes, the Company has unused net operating loss carryforwards of approximately $2,193,000 expiring in 1999 through 2013.


NOTE 7 - STOCKHOLDERS= EQUITY

Issuance of Common Stock

For the years ended March 31, 1998 and 1997, before its private placement offering, the Company issued 142,286 shares of its common stock for a total of $223,372. The shares were sold on various dates as follows:

        Date Issued   Shares Issued      Amount

      July 25, 1996       27,286      $   54,572
    October 24, 1996      13,000          26,000
     March 20, 1997       82,000         114,800
      May 20, 1997        20,000          28,000
                        --------      ----------
                         142,286      $  223,372
                        ========      ==========

During October 1997, in connection with the aforementioned Prologica merger, 450,000 shares of the Company's common stock were issued to the former shareholders of Prologica.

     Private Placement Offering

In a private placement concluding on November 30, 1997, the Company raised $6,000,000 consisting of 100 units, each unit consisting of 40,000 shares of common stock of the Company and 20,000 warrants, each warrant entitling the holder to purchase one share of common stock at an exercise price of $3.00 per share during the five year period commencing with the date of closing of the private placement memorandum (November 30, 1997). The price per unit was $60,000. This resulted in the issuance of 2,000,000 shares of common stock and 1,000,000 warrants to purchase common stock, at an exercise price of $6.00 per share, after giving effect to the one for two reverse split on March 30, 1998.

The Company received net proceeds of $5,232,061 from the private placement after underwriting costs, legal fees and sales commissions.

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997



NOTE 7 - STOCKHOLDERS' EQUITY (CONTINUED)

     Placement Agent Agreement

On August 8, 1997, in connection with its private placement offering, the Company entered into a placement agent agreement with its underwriter. Terms of this one year agreement include the following:

a. Placement fees equal to ten percent (10%) of the gross proceeds. b. Consulting fees in the amount of $3,000 per month.
c. The issuance of ten placement agent warrants, each made up of 20,000 shares of common stock and 10,000 warrants to purchase common stock, at an exercise price of $6.00 per share, for a price of $72,000 per unit. Such warrants are exercisable for a period of five years from the date of issuance.

For the year ended March 31, 1998, placement agent fees in the amount of $618,000 have been charged to additional paid-in capital.

     Warrants

The Company authorized the issuance of common stock purchase warrants, with terms of five to six years, to various corporations and individuals, in connection with the sale of securities, loan agreements and consulting agreements. Exercise prices range from $4.00 to $6.00 per warrant. The warrants expire at various times from August 1, 2002 to October 31, 2002.

A summary of warrant activity for the periods indicated were as follows:

                                              1998              1997
                                            ---------         --------

    Beginning balance                         122,286             -
    Warrants issued                         1,745,000          122,286
    Warrants exercised or expired                -                -
                                          -----------        ---------
    Ending balance                          1,867,286          122,286
                                          ===========        =========

There were no warrants exercised as of March 31, 1998.

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997



NOTE 7 - STOCKHOLDERS' EQUITY (CONTINUED)

     Stock Split and Reverse Split

On August 21, 1997, Elite Laboratories, Inc. authorized a two for one stock split, increasing its authorized common stock to 20,000,000 shares, and increasing the number of outstanding shares of common stock from 4,787,613 to 9,575,226 shares.

On March 30, 1998, Elite Pharmaceuticals, Inc. authorized a one for two reverse stock split, decreasing its authorized common stock to 10,000,000 shares, and decreasing the number of outstanding shares of common stock from 14,475,226 to 7,237,613 shares.

     Change in Authorized Common Shares

In May 1998, the Company increased the authorized common shares, par value $.01, to 25,000,000.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

     Lease

The Company leases its laboratory and office space in Maywood, New Jersey under an operating lease, which expires on October 30, 1998, at $5,300 per month. The leases provide for the landlord to pay all utility costs and for increases in rent based on cost of living formulas. Future minimum payments under the lease are as follows:

                 Year Ending March 31,

                         1999                               $  37,100
                                                            =========

Rent expense amounted to $63,240 and $62,083, for the years ended March 31, 1998 and 1997, respectively.

     Employment Agreement

On February 11, 1998, the Company amended an employment agreement with its President/CEO, originally entered into on May 23, 1991, and extended on December 28, 1995. The amended agreement runs for a term of five years through December 31, 2000. Minimum annual salary as of March 31, 1998 is as follows:

             12 Months Ending December 31,

              1998 (Remaining portion)                     $  150,000
              1999                                            210,000
              2000                                            220,500
                                                           ----------
                                                           $  580,500

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997



NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

On December 31, 2000, this agreement will be automatically renewed for an additional five years, unless written notice is given by December 31, 1999. Annual compensation under the renewed agreement shall be equal to no less than five percent (5%) of the previous years base salary.

Among other certain standard employee benefits, the agreement also provides for the following:

a. Incentive commissions equal to five percent (5%) of net profit, as defined, for each fiscal year.
b. Options to purchase 520,214 shares of common stock at a price of $2.00 per share, to be granted at the beginning of each calendar year through December 31, 2000, in increments of 100,000 options each year. Such options are exercisable from the date that they are granted through either one year after termination of employment or ten years from the date of grant. c. Incentive stock options to purchase 125,000 shares of common stock, at a price of $7.00 per share. d. Certain additional compensation on termination as a result of a change in control of the Company through the earlier of May 22, 2001 or three years following termination.

Compensation  expense  under this  agreement  amounted  to  $205,000  and
  $168,750 for the years ended March 31, 1998 and 1997, respectively.

Technology Agreement

On November 26, 1996, the Company entered into a formulation development agreement with a multinational pharmaceutical company, which was subsequently amended on May 23, 1997. The terms of the agreement provide for the right to acquire the license of the developed product for sale, manufacture and distribution worldwide, subject to licensing fees, royalties, and development funds as defined, and annual royalty payments of net sales, as defined, subject to minimum annual payments based on certain economic conditions.

As of March 31, 1998, this product has not yet reached a commercialization stage.

On April 14, 1998, the Company terminated a development and license agreement, originally entered into on September 21, 1993. In accordance with this termination, the Company has retained all rights to the Aintellectual property,@ as defined in the agreement, including the rights to use, develop and market such property.

On May 2, 1996, the Company entered into a research and development agreement to undertake formulation of a new oral medication. The terms of the agreement provide for revenues to be earned as certain projected goals, as defined in the agreement, are attained.

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997




NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

     Consulting Agreements

On August 1, 1997, the Company entered into two agreements with corporations which provide various consulting services for a period of three years. Terms of the agreements include the following:

a.   Combined monthly fees of $15,000.
b. The issuance of 350,000 warrants to purchase common stock at an exercise price of $6.00 per share for a period of five (5)years (see Note 7).

Consulting expenses under these agreements amounted to $120,000 for the year ended March 31, 1998.


NOTE 9 - STOCK OPTION PLANS

Under various qualified and nonqualified plans, the Company may grant stock options to officers, selected employees, as well as members of the board of directors and advisory board members. The options must be granted at exercise prices of not less than fair market value and expire within ten years from the date of grant. All of these options are considered to be fully vested upon the filing of the Company=s registration statement on Form SB-2 under the Securities Act of 1933, as amended. Transactions under the various stock option and incentive plans for the periods indicated were as follows:

         Years Ended March 31,                     1998            1997
         ---------------------                 -------------  -----------

           Outstanding at beginning of year         750,000       700,000
           Granted                                  257,714        50,000
           Exercised                                   -             -
                                                -----------     ---------
           Outstanding at end of year             1,007,714       750,000
                                                ===========     =========

Options  outstanding  at  March 31,  1998 and 1997  ranged in price from
 $2.00 to $7.00. There were no options exercised as of March 31, 1998.

                   ELITE PHARMACEUTICALS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997




NOTE 10 - PROPOSED PUBLIC OFFERING

The Company has filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, for the purpose of registering securities previously sold to and held by various corporations and individuals. Accordingly, the Company will not receive any proceeds upon filing of Form SB-2.

The  securities  being  registered  consist of 3,725,000  shares of the
 Company's $.01 par value common stock,  including  1,525,000 redeemable common stock purchase warrants.

The Company incurred legal fees and other costs amounting to $32,078, in connection with its public filing, which has been charged to additional paid-in capital.


NOTE 11 - MAJOR CUSTOMERS

For the years ended March 31, revenues from major customers are as follows:

                                                 1998              1997
------------------------------------------------------------------------------

         Customer A                                -               48.4%
         Customer B                              53.9%             46.4%
         Customer C                              38.5%               -

As at March 31, 1998, consulting and test fees receivable from Customer B amounted to $25,000, representing 100% of the total fees receivable.

No dealer, salesperson, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. Any information or presentations not herein contained, if given or made, must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or solicitation for an offer to buy securities by any person in any jurisdiction where such an offer or solicitation is not authorized, or in which the person making such offer is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                                TABLE OF CONTENTS



Prospectus Summary                                  3

Risk Factors                                        6

Selling Security Holders                           13

Use of Proceeds                                    18

Dilution                                           18

Plan of Distribution                               18

Management                                         20

Principal Shareholders                             25

Description of Securities                          27

Experts and Counsel                                28

Description of Business                            29

Management's Discussion and Analysis               35

Certain Transactions                               38

Financial Statements                               39

                                                                 `
                             3,725,000 VOTING COMMON
                    SHARES (includes 1,525,000 Common Shares
                          Underlying Class A Redeemable
                         Common Stock Purchase Warrants)



           1,525,000 CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS









                           ELITE PHARMACEUTICALS, INC.















                                -----------------



                                   PROSPECTUS

                                -----------------

























                              _______________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Bylaws of the Company contain provisions reducing the potential personal liability of the directors of the Company for certain monetary damages and providing for indemnity of directors. The Company is unaware of any present, pending or threatened litigation which would result in any liability for which a director would seek such indemnification or protection. The provisions affecting personal liability provide that the Company will indemnify its directors to the fullest extent permitted by Section145 of the Delaware Corporation Law against
(a) expenses (including attorney's fees) reasonably incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and appeal therefrom) against any director, whether or not brought by or on behalf of the Company seeking to hold the director liable by reason of the fact that he was acting in such capacity; and (b) any reasonable payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement in such action, suit or proceeding.

         In addition, the Company has obtained directors and officers liability insurance with a coverage amount of $5,000,000.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                     RECENT SALES OF UNREGISTERED SECURITIES

The following represents all shares of unregistered securities sold by the Company within the last three years. The first group represents shares of Common Stock and Warrants sold in the Private Offering. The second group represents all other securities sold by the Company within the last three years.


Private Offering. The aggregate offering price in the Private Offering was $6,000,000. There were sales commissions of 8% and a placement agent fee of 2% paid, for an aggregate paid of $600,000. The Private Offering was made under the exemption from registration afforded by Section 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

                                                                                     Number of        Number of
Name of Purchaser                                                                     Shares          Warrants

Maurice J. Abadi                                                                       20,000          10,000
Robert G. Ackerly                                                                      20,000          10,000
Hymie Akst                                                                             20,000          10,000
Joan F. Albrecht                                                                       20,000          10,000
All American Funding                                                                   40,000          20,000
David Altschuler                                                                       20,000          10,000
The Aquidneck Trust, Marielle T. Reilly  and Michael Plunkett TTEES                    40,000          20,000
Marcel Aronheim                                                                        40,000          20,000
Joan Rich Baer, Inc. Pension Plan and Trust  U/A/D 1/1/78,
       Joan Rich Baer and Arthur Bugs Baer TTEE                                        40,000          20,000
Robert W. Baird & Co.
TTEE, FBO Albert L. Saphier IRA                                                        40,000          20,000
Mayer Ballas, M.D.                                                                     20,000          10,000
Norman Barrie and Laurel Barrie                                                        20,000          10,000
B&B Management, Ltd.                                                                  104,000          52,000
Jerome Belson                                                                         280,000         140,000
Susan J. Bender                                                                        40,000          20,000
Birchcrest Industries, Inc. Employee Profit Sharing Plan and Trust                     20,000          10,000
Harvey Blitz                                                                           40,000          20,000
Dr. Daniel Scott Brandwein                                                             20,000          10,000
Bridge Ventures, Inc.                                                                 100,000           50,000
Susan Brauser                                                                          20,000          10,000
Michael E. Bushey DDS Inc. Profit Sharing Trust                                        20,000          10,000
C. Ames Byrd and  Donna M. Byrd, JT                                                    20,000          10,000
Joseph Michael Cafiero and Veronica Walsh Cafiero JT                                   10,000           5,000
McDonald & Company Securities, Inc.FBO Frank B. Carr IRA                               60,000          30,000
Chillington Corporation N.V.                                                          140,000          70,000
Alan R. Cohen                                                                          20,000          10,000
Israel Cohen                                                                           20,000          10,000
Phyllis J. Cohen                                                                       10,000           5,000
Irving W. Davies                                                                       10,000           5,000
Ronny Lee Doran                                                                        10,000           5,000
Joseph A. Dussich                                                                      40,000          20,000
Sidney Dworkin                                                                         40,000          20,000

                                      II-2




Anita Elias Living Trust, Anita and Jack Elias, TTEES                                  20,000          10,000
Dr. Edward R. Falkner, Inc. Profit Sharing Trust                                       20,000          10,000
Alan Feldman                                                                           20,000          10,000
Cary Fields                                                                            80,000          40,000
Stuart Flaum                                                                           20,000          10,000
F&N Associates, Inc.                                                                   13,333           6,666
Gary W. Funk                                                                           40,000          20,000
Joseph Giamanco                                                                       160,000          80,000
Lawrence and Diane Gorelick                                                            40,000          20,000
Edward A. Harycki                                                                      20,000          10,000
Hasenfield-Stein, Inc. Pension Trust                                                   13,333           6,666
Delaware Charter Gurantee & Trust Co. FBO Ronald I. Heller IRA                         30,000          15,000
Richard A. Horstmann                                                                   80,000          40,000
Intergalactic Growth Fund, Inc.                                                        80,000          40,000
Barbara Kantor                                                                         20,000          10,000
Robert Karsten, D.D.S.                                                                 40,000          20,000
Richard Katz                                                                           20,000          10,000
E. Gerald Kay                                                                          40,000          20,000
Kentucky National Insurance Co.                                                        20,000          10,000
Keys Foundation                                                                       160,000          80,000
Ali H.  Khin  and Mariam K. Ohn                                                        40,000          20,000
Ernest Howard King, Jr.                                                                20,000          10,000
Marvin Kogod  and Muriel Kogod JTWROS                                                  20,000          10,000
Jay Lieberman                                                                          40,000          20,000
Andrew Licari                                                                          40,000          20,000
James Lynch                                                                            20,000          10,000
Leonard Makowka                                                                        80,000          40,000
Virginia Meade                                                                         10,000           5,000
Beno Michel M.D. Trust                                                                 20,000          10,000
Harold Miller                                                                           20,000          10,000
Farrell Moore and  Ann Moore JT                                                        20,000          10,000
Gee Gee Morgan                                                                         10,000           5,000
Morgan Steel Limited                                                                   80,000          40,000
Delaware Charter Guarantee & Trust Co. FBO David S. Nagelberg IRA                      30,000          15,000
Daniel Orenstein                                                                       56,000          28,000
Donald Orenstein                                                                       20,000          10,000
Seymour Orenstein                                                                      32,000          16,000
The Chandrakant and Krishna
    Patel Family Trust Dtd. 8/25/92                                                    40,000          20,000
Sanjay K. Patel                                                                        40,000          20,000
Vijay Patel                                                                            60,000          30,000
James M. Persky                                                                        10,000           5,000
Stephen J. Posner                                                                      40,000          20,000
Delaware Charter Guaranty Trust TTEE FBO Paul Prager IRA                               60,000          30,000
Tis Prager                                                                             40,000          20,000
R. Capital II, Ltd.                                                                    80,000          40,000
Kenneth M. Reichle, Jr.                                                                20,000          10,000
Fahnestock & Co., Inc. C/F Gerald Richter IRA                                          20,000          10,000
R&J Trust Dtd. 7/1/93, Roger P. Siegel and  Joan K. Siegel TTEES                       40,000          20,000

                                      II-3



Kenneth M. Robbins                                                                     20,000          10,000
Wayne Robbins                                                                          40,000          20,000
Joseph Roselle                                                                         80,000          40,000
Carl Rosen                                                                             40,000          20,000
Robert M. Rosin                                                                        20,000          10,000
Harvey L. Ross                                                                         40,000          20,000
Irving Russo                                                                           20,000          10,000
Rutgers Casualty Insurance Co.                                                         20,000          10,000
Ronald Schaffer                                                                        48,000          24,000
Harry Schwartz                                                                         20,000          10,000
Mark Schwartz                                                                          20,000          10,000
Merton J. Segal                                                                        40,000          20,000
Norman Seiden                                                                          80,000          40,000
Robert Shiff                                                                           20,000          10,000
Barbara Snyder                                                                         40,000          20,000
Nachum Stein                                                                           13,333           6,666
Myron M. Teitelbaum, M.D.                                                              10,000           5,000
Edmund Tennenhaus                                                                      40,000          20,000
Tissera Overseas Fund N.V.                                                             40,000          20,000
Robert and Sarah Wax                                                                   40,000          20,000


Other Sales of Securities within Last Three Years

On or about July 23, 1996, the Company sold (i) 12,286 shares of its Common Stock at $2.00 per share, for an aggregate of $24,572, to Vijay Patel, (ii) 10,000 shares of its Common Stock at $2.00 per share, for an aggregate of $20,000 to Vijay Patel, C/F Amisha Patel, and (iii) 5,000 shares of its Common Stock at $2.00 per share, for an aggregate of $10,000 to Vijay Patel, C/F Sagar Patel. The sales were made in reliance upon Section 4(2) of the Securities Act of 1993. The numbers in the preceding paragraph do not reflect the reverse one-for-two reverse split the Company undertook in March 1998.

On or about October 21, 1996, the Company sold 13,000 shares of its Common Stock at $2.00 per share, for an aggregate of $26,000, to Vijay Patel. The sale was made in reliance upon Section 4(2) of the Securities Act of 1993. The numbers in the preceding paragraph do not reflect the reverse one-for-two reverse split the Company undertook in March 1998.

On or about March 5, 1997, the Company sold 21,000 shares of its Common Stock at $1.40 per share, for an aggregate of $58,800 to Vijay Patel. The sale was made in reliance upon Section 4(2) of the Securities Act of 1993. The numbers in the preceding paragraph do not reflect the reverse one-for-two reverse split the Company undertook in March 1998.

On or about May 15, 1997, the Company sold 10,000 shares of its Common Stock at $1.40 per share, for an aggregate of $14,000 to Vijay Patel; (ii) 5,000 shares of its Common Stock at $1.40 per share, for an aggregate of $7,000 to Vijay Patel, C/F Amisha Patel; and (iii) 5,000 shares of its Common Stock at $1.40 per share, for an aggregate of $7,000 to Vijay Patel, C/F

Sagar Patel. The sales were made in reliance upon Section 4(2) of the Securities Act of 1993. The numbers in the preceding paragraph do not reflect the reverse one-for-two reverse split the Company undertook in March 1998.

On or about July 14, 1998, the Companyissued to Jerome Belson warrants to purchase 75,000 shares of Common Stock at $6.00 per share, exercisable for five years. The purchase price for the warrants was $150.00 in the aggregate. The sales were made in reliance upon Section 4(2) of the Securities Act of 1993.



         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees:                                         $3,737.07
Federal Taxes:                                                 $0.00
State Taxes and Fees:                                          $0.00
Trustee's Fees                                                 $0.00
Transfer Agents' Fees:                                    $11,134.00
Costs of Printing and Engraving:                               $0.00
Stock Exchange or NASD Fees:                                   $0.00
Legal, Accounting and Engineering Fees:                   $69,578.00
Premiums Paid by Registrant or Selling
  Security Holder on any Policy that Insures
  or Indemnifies Directors and Officers Against
  any Liabilities They May Incur in Connection
  with the Registration, Offering or Sale of
  Securities:                                             $61,130.00

Total:                                                   $145,579.07
                                                         ===========

The above numbers represent estimated costs incurred or to be incurred by Registrant, and do not take into account any unforeseen future contingencies.

                                  UNDERTAKINGS
                                  ------------

Rule 415 Offering.

         The Registrant hereby undertakes to file during any period in which it offers or sells securities, a post -effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information contained in the Registration Statement; and notwithstanding the foregoing, (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) include any additional or changed material information on the plan of distribution.

         The Registrant further undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be treated as a new registration statement relating to the securities offered therein, and the offering of the securities at the time of the post-effective amendment will be treated as the initial bona fide offering of the securities.

         The Registrant further undertakes to file a post-effective amendment remove from registration by a post-effective amendment any securities remaining unsold at the termination of the offering.


Section 512(e)

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, void.

                                    EXHIBITS


3.1      Certificate of Incorporation of Registrant
3.2      Bylaws of Registrant
4.1      Specimen Common Stock Certificate
4.2      Form of Warrant Agreement (including Warrant Certificate)
4.3      Form of Placement Agent's Warrant
4.4      Registration Rights Agreement
5.1 Form of Opinion and Consent of James, McElroy & Diehl, P.A. regarding the legality of the securities being registered
10.1 Employment Agreement dated December 28, 1995 between the Registrant and Atul M. Mehta
10.2 Consulting Agreement dated August 1, 1997 between the Registrant and Bridge Ventures, Inc.
10.3 Consulting Agreement dated August 1, 1997 between the Registrant and Saggi Capital Corporation
10.4     Commercial Lease
10.5     Form of Private Placement Subscription Agreement
10.6     1997 Incentive Stock Option Plan
10.7     Form of Confidentiality Agreement (corporate)
10.8     Form of Confidentiality Agreement (employee)
23.1     Consent of James, McElroy & Diehl, P.A. (included in Exhibit 5.1)
23.2     Consent of Miller, Ellin & Company
27.1     Financial Data Schedule

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment its Registration Statement to be signed on its behalf by the undersigned in the City of Maywood, State of New Jersey, on July 14, 1998.


                     ELITE PHARMACEUTICALS, INC.


                     By:   /s/
                         -------------------------
                         Atul M. Mehta, President


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates dated.

        /s/
     --------------------------------
     Atul M. Mehta, President and Director
     Date:    July 14, 1998

       /s/
     --------------------------------

     John W. Jackson, Director
     Date:    July 13, 1998